August 28, 2012 Joint OPERATING AGREEMENT

Between

Hydrocarb Namibia energy corporation (1)
and
Namibia Exploration, Inc.(2)

COVERING:

Northern Namibia Blocks 1714B, 1814B, 1715, and 1815 pertaining to THE AUGUST 3, 2011 petroleum Agreement between
THE GOVERNMENT OF THE REPUBLIC OF NAMIBIA
and Hydrocarb namibia energy corporation

Table of Contents
ARTICLE 1 - DEFINITITIONS AND INTERPRETATIONS	5
1.1 Definitions	5
1.2 Interpretation	11
ARTICLE 2 - TERM AND TERMINATION	12
2.1 Term	12
2.2 Termination	12
ARTICLE 3 - SCOPE	12
3.1 Scope	12
3.2 Participating Interest and Cost Percentage	13
3.3 Ownership, Obligations and Liabilities	13
3.4 Government Participation	13
ARTICLE 4 - OPERATOR	14
4.1 Designation of Operator	14
4.2 Rights and Duties of Operator	14
4.3 Operator Personnel	16
4.4 Information Supplied by Operator	16
4.5 Settlement of Claims and Lawsuits	17
4.6 Limitation on Liability of Operator	17
4.7 Insurance Obtained by Operator	18
4.8 Commingling of Funds	18
4.9 Resignation of Operator	18
4.10 Removal of Operator	18
4.11 Appointment of Successor	19
ARTICLE 5 - OPERATING COMMITTEE	20
5.1 Establishment of Operating Committee	20
5.2 Powers and Duties of Operating Committee	20
5.3 Authority to Vote	20
5.4 Subcommittees	20
5.5 Notice of Meeting	20
5.6 Contents of Meeting Notice	20
5.7 Location of Meetings	21
5.8 Operator's Duties for Meetings	21
5.9 Voting Procedure	21
5.10 Record of Votes	21
5.11 Minutes	21
5.12 Voting by Notice	22
5.13 Effect of Vote	22
ARTICLE 6 - WORK PROGRAMS AND BUDGETS	22
6.1 Preparation and Approval	22
6.2 Exploration and Appraisal	22
6.3 Development	25
6.4 Production	26
6.5 HSE Plan	27
6.6 Contract Awards	27
6.7 Authorization for Expenditure ("AFE") Procedure	28
6.8 Over-expenditures of Work Programs and Budgets	29
ARTICLE 7 - OPERATIONS BY FEWER THAN ALL PARTIES - NOT USED	29
ARTICLE 8 - DEFAULT	29
8.1 Default and Notice	29
8.2 Operating Committee Meetings, Data, and Entitlements	29
8.3 Allocation of Defaulted Amounts	30
8.4 Remedies	31
8.5 Survival	37
8.6 No Right of Set Off	37
ARTICLE 9 - DISPOSITION OF PRODUCTION	37
9.1 Right and Obligation to Take in Kind	37
9.2 Disposition of Crude Oil	37
9.3 Disposition of Natural Gas	37
9.4 Principles of Natural Gas Agreement(s) with the Government	37
9.5 Production Forecasts	38
ARTICLE 10 - DECOMMISSIONING AND ABANDONMENT	38
10.1 Decommissioning of Joint Facilities	38
10.2 Abandonment of Wells Drilled as Joint Operations	39
10.3 Decommissioning and Abandonment of Exclusive Operations	39
10.4 Provision for and Conduct of Decommissioning and Abandonment	39
ARTICLE 11 - SURRENDER, EXTENSIONS AND RENEWALS	40
11.1 Surrender	40
11.2 Extension of the Term	40
ARTICLE 12 - TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL	40
12.1 Obligations	40
12.2 Transfer	41
12.3 Change in Control	42
ARTICLE 13 - WITHDRAWAL FROM AGREEMENT	42
13.1 Right of Withdrawal	42
13.2 Partial or Complete Withdrawal	42
13.3 Rights of a Withdrawing Party	42
13.4 Obligations and Liabilities of a Withdrawing Party	42
13.5 Emergency	43
13.6 Assignment	43
13.7 Approvals	44
13.8 Security	44
13.9 Withdrawal or Abandonment by All Parties	44
ARTICLE 14 - RELATIONSHIP OF PARTIES AND TAX	44
14.1 Relationship of Parties	44
14.2 Tax	44
14.3 United States Tax Election	45
ARTICLE 15 - VENTURE INFORMATION-CONFIDENTIALITY-INTELLECTUAL PROPERTY	45
15.1 Venture Information	45
15.2 Confidentiality	45
15.3 Intellectual Property	46
15.4 Continuing Obligations	47
15.5 Trades	47
ARTICLE 16 - FORCE MAJEURE	47
ARTICLE 17 - NOTICES	47
17.1 Form of Notices	47
17.2 Delivery of Notices	48
17.3 Change of Address	48
ARTICLE 18 - APPLICABLE LAW-DISPUTE RESOLUTION-WAIVER OF SOVEREIGN IMMUNITY	48
18.1 Applicable Law	48
18.2 Dispute Resolution	48
18.3 Waiver of Sovereign Immunity	50
ARTICLE 19 - ALLOCATION OF COST AND PROFIT HYDROCARBONS	50
19.1 Allocation of Total Production	50
19.2 Allocation of Hydrocarbons to Parties	51
19.3 Use of Estimates	51
19.4 Principles	51
ARTICLE 20 - GENERAL PROVISIONS	51
20.1 Conduct of the Parties	51
20.2 Conflicts of Interest	52
20.3 Public Announcements	53
20.4 Successors and Assignees	53
20.5 Waiver	53
20.6 No Third Party Beneficiaries	53
20.7 Joint Preparation	53
20.8 Severance of Invalid Provisions	53
20.9 Counterpart Execution	54
20.10 Entirety	54

Exhibit        Accounting Procedure

Exhibit B      -      Contract Area

Exhibit C     -     Insurance

Exhibit D      -     Lifting Procedure

Exhibit E      -     Decommissioning Procedures

Exhibit F     -     Form of Certificate of Anti-Bribery Compliance

JOINT OPERATING AGREEMENT

THIS AGREEMENT is made as of the August 29, 2012 (the "Effective Date") among:

Hydrocarb Namibia Energy Corporation, (previously known as Aupindi Tobie Aupindi Incorporation (Proprietary) Limited), a company existing under the laws of The Republic of Namibia having Registration Number 2010/0794 (herein referred to as "OPERATOR"); AND Namibia Exploration, Inc., a company existing under the laws of Nevada, U.S.A. and having its principle office located at 800 Gessner, Suite 200, Houston, Texas U.S.A., 77024 (herein referred to as "NEI").

The companies named above may sometimes individually be referred to as "Party" and collectively as the "Parties".

This Agreement is premised on the fact that:

The OPERATOR, including any of their respective predecessors in interest, entered into a Petroleum Agreement dated August 3, 2011 (herein referred to as the "PA" and the "Contract") with The Ministry of Mines and Energy of The Republic of Namibia (herein referred to as "RON") covering certain areas located in the northern area of Namibia in the Owambo Basin and defined by Exhibit B attached hereto (the "Contract Area"); and NEI was assigned a 39% working interest in the rights and obligations of the PA and such assignment was consented to by RON on August 23, 2012; and

The Parties desire to define their respective rights and obligations concerning operations and activities under the Contract regarding the PA defined Exploration Licenses as issued and to be issued in the future as well as any Exploitation Licenses also regarding the PA to be potentially issued in the future; and

In consideration of the premises set out above and the mutual covenants, agreements, and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS AND Interpretations

1.1     Definitions

As used in this Agreement, the following capitalized terms shall have the meaning ascribed to them below:

Accounting Procedure means the rules, provisions, and conditions contained in Exhibit A.

Acquired Party means the Party subject to a Change in Control.

Acquirer means the Party or third party proposing to acquire Control in a Change in Control.

AFE means an authorization for expenditure under Article 6.8.

Affiliate means a legal entity that at any tier Controls, is Controlled by, or is Controlled by an entity that Controls, a Party.

Agreed Interest Rate means interest compounded on a monthly basis, at LIBOR plus two (2) percentage points, applicable on the first Business Day before the due date of payment and afterwards on the first Business Day of each succeeding Calendar Month. If the resulting rate is contrary to any applicable usury law, then the rate of interest to be charged shall be the maximum rate permitted by applicable law.

Agreement means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal, or amendment agreed to in writing by the Parties.

Anti-Bribery Laws and Obligations means: (i) for all Parties the Laws relating to combating bribery and corruption, and/or the principles described in the Convention on Combating Bribery of Foreign Public

Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries; and (ii) for each Party the laws relating to combating bribery and corruption in the countries of such Party's place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of such Party's ultimate parent company's place of incorporation, principal place of business, and/or place of registration as an issuer of securities.

Appraisal Operations means operations or activities, including acquiring G&G Data, drilling Appraisal Wells, and conducting front end engineering and design (FEED) and other engineering, infrastructure, and market studies, after a Discovery is made in order to evaluate the quantitative and qualitative parameters of such Discovery and assessing whether such Discovery is a Commercial Discovery.

Appraisal Plan means an overall plan and cost estimate for Appraisal Operations concerning a Discovery.

Appraisal Well means any well (other than an Exploration Well or a Development Well), whose purpose at the time drilling commences, is to evaluate the areal extent of an existing Discovery and/or the volume of Hydrocarbon reserves contained in an existing Discovery.

Business Day means a Day on which the banks in Namibia are customarily open for business.

Calendar Month means one of the twelve (12) calendar months of the Gregorian Calendar commencing on the first Day of each calendar month.

Calendar Quarter means a period of three (3) consecutive Calendar Months commencing January 1 and ending March 31, commencing April 1 and ending June 30, commencing July 1 and ending September 30, or commencing October 1 and ending December 31.

Calendar Year means a period of twelve (12) consecutive Calendar Months, commencing January 1 and ending December 31.

Cash Call means any request for the Parties to advance their respective Participating Interest shares of estimated cash requirements for the next Calendar Month's Joint Operations in accordance with an approved Work Program and Budget.

Cash Transfer means a Transfer where the sole consideration, other than the assumption of obligations relating to the transferred Participating Interest, is cash, cash equivalents, promissory notes, or retained interests (e.g. production payments) in the Participating Interest being transferred.

Cash Value means the portion of the total monetary value (expressed in U.S. dollars) of the consideration being offered by the proposed transferee (including any cash, other assets, and tax savings to the transferor from a non-cash deal) that reasonably should be allocated to the Participating Interest subject to the proposed Transfer [or Change in Control].

Change in Control means a direct or indirect change in Control of a Party (whether through merger, spin-off, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees, in which the market value of the Party's Participating Interest represents more than fifty percent (50%) of the aggregate market value of the assets of the Party and its Affiliates that are subject to the change in Control. For this definition, market value will be determined based upon the cash a willing buyer would pay a willing seller in an arm's length transaction.

Commercial Discovery means any Discovery that is sufficient to entitle the Parties to apply for authorization from the Government to commence exploitation.

Completion means operations intended to complete a well through the Christmas tree as a producer of Hydrocarbons in one or more Zones, including the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation.

Consenting Party means a Party that agrees to participate in and pay its share of the cost of an Exclusive Operation.

Consequential Loss means any losses, damages, costs, or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations and/or activities carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Hydrocarbons; (iii) loss or deferment of income; (iv) punitive damages; or (v) indirect damages or losses whether or not similar to the foregoing.

Contract means the instrument identified in the recitals to this Agreement including any extensions, renewals, and/or amendments.

Contract Area means as of the Effective Date the area that is described in Exhibit B. The perimeter of the Contract Area shall correspond to the area covered by the Contract, as such area may vary from time to time under the Contract.

Control means the ownership directly or indirectly of more than fifty (50) percent.

Cost Hydrocarbons means the portion of the Total Available Production of Hydrocarbons that is allocated to the Parties under the Contract and this Agreement for the recovery of the costs incurred by the Parties and recoverable under the Contract.

Crude Oil means all crude oils, condensates, natural gas liquids and other Hydrocarbons in a liquid state at standard pressure that are covered by the Contract.

Day means a Gregorian Calendar day unless otherwise specifically provided.

Decommissioning means all work required for the abandonment of Joint Property in accordance with good oil field practice and applicable legal obligations, including, where required, plugging of wells, abandonment, disposal, demolition, removal and/or cleanup of facilities, and any necessary site remediation and restoration.

Decommissioning Costs means the costs of Decommissioning.

Decommissioning Response Deadline means as to each Party the thirtieth (30th) Day after receipt of Operator's notice of Decommissioning under Article 10.1.A.

Deepening means an operation to drill a well to an objective Zone below the deepest Zone in which such well was previously drilled, or below the deepest Zone proposed in the associated AFE (if required), whichever is the deeper.

Default Amount means the amount of the Defaulting Party's share of Joint Account charges that the Defaulting Party has failed to pay when due under this Agreement.

Default Interest Rate means interest compounded on a monthly basis, at LIBOR plus two (2) percentage points, applicable on the first Business Day before the due date of payment and afterwards on the first Business Day of each succeeding Calendar Month. If the resulting rate is contrary to applicable usury law, then the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

Default Notice means the notice of default given to a Defaulting Party.

Defaulting Party shall have the meaning ascribed in Article 8.1.A.

Default Period means the period beginning on the fifth (5th) Business Day after the date that the Default Notice is received under Article 8.1 and ending when the Defaulting Party has remedied its default in full by paying the Total Amount in Default.

Delivery Point means the point at which title and risk of loss of each Party's Entitlement passes to such Party.

Development Operations means operations or activities, including acquiring G&G Data and drilling Development Wells, conducted under an approved Development Plan.

Development Plan means an overall plan and cost estimate for the development of Hydrocarbons from a Commercial Discovery.

Development Well means any well drilled, whose purpose relates to the production of Hydrocarbons under a Development Plan.

Discovery means the discovery of an accumulation of Hydrocarbons, the existence of which until that moment was unproven by drilling.

Dispute means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability, breach, or termination of this Agreement.

Effective Date shall mean the date first written above in this Agreement.

Encumbrance means with respect to any interest or asset, a mortgage, lien, pledge, charge, or other burden.

Entitlement means that quantity of Hydrocarbons (excluding all quantities used or lost in Joint Operations) of which a Party has the right and obligation to own, take in kind, and dispose of under this Agreement and the Contract, as such right and obligation may be modified by any lifting, balancing, sales and other agreements entered into under Article 9.

Environmental Loss means any losses, damages, costs, or liabilities (other than Consequential Loss) caused by a discharge of Hydrocarbons, pollutants, or other contaminants into or onto any medium (including land, surface water, ground water and/or air) relating to this Agreement or the operations carried out under this Agreement, including: (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties, or other assessments.

Exclusive Operation means those operations and activities carried out under this Agreement, the costs of which are chargeable to the account of fewer than all the Parties.

Exclusive Well means a well drilled as an Exclusive Operation.

Exploitation Area means that part of the Contract Area that is established for development of a Commercial Discovery under the Contract or, if the Contract does not establish an exploitation area, then that part of the Contract Area that is delineated as the exploitation area in a Development Plan approved as a Joint Operation or as an Exclusive Operation.

Exploitation Period means any periods of exploitation during which the production and removal of Hydrocarbons is permitted under the Contract.

Exploration Operations means operations or activities, including acquiring G&G Data and drilling Exploration Wells, whose purpose is to explore for accumulations of Hydrocarbons, including Testing conducted in the bore of a well that makes a Discovery.

Exploration Period means any periods of exploration set out in the Contract.

Exploration Well means any well, whose purpose at the time drilling commences, is to explore for an accumulation of Hydrocarbons, which accumulation was at that time unproven by drilling.

Force Majeure shall have the same meaning as is set out in the Contract.

G & G Data means only geological, geophysical, geochemical and, other similar data and information that is not obtained through a well bore.

Government means the government of The Republic of Namibia and any political subdivision, agency or instrumentality of such government, including the Government Oil & Gas Company.

Government Oil & Gas Company means NAMCOR.

Gross Negligence / Willful Misconduct means any act or failure to act (whether sole, joint or concurrent) by any person or entity that was intended to cause, or was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

Hydrocarbons mean all substances that are covered by the Contract, including Crude Oil and Natural Gas.

HSE means Health, Safety, and the Environment.

HSE Plan shall have the meaning set out in Article 6.6.A.

Joint Account means the accounts maintained by Operator under this Agreement and the Accounting Procedure to record costs, receipts, and credits of Joint Operations.

Joint Operations means the operations and activities within the scope of this Agreement (or whose purpose at the time undertaken was within the scope of this Agreement) conducted by Operator on behalf of all Parties, including Exploration Operations, Appraisal Operations, Development Operations, Production Operations, and operations and activities for the purposes of Decommissioning.

Joint Property means, at any point in time, all wells, facilities, equipment, materials, information, funds, and property (other than Hydrocarbons) held for use in Joint Operations.

Laws mean those laws, statutes, rules, and regulations [insert country of operations] governing the Contract.

LIBOR means the interest rate per annum equal to the British Bankers Association London Interbank Offered Rate for one month U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal.

Minimum Work Obligations mean those work and/or expenditure obligations specified in the Contract that must be performed in the then current period or phase of the Contract.

Natural Gas means all Hydrocarbons in a gaseous state at standard temperature and pressure (including wet gas, dry gas, and residue gas) that are covered by the Contract, but excluding Crude Oil.

Non-Consenting Party means each Party who elects not to participate in an Exclusive Operation.

Non-Operator means each Party to this Agreement other than Operator.

Operating Committee means the committee established under Article 5.

Operator means the Party designated in Article 4 or 7.12.F.

Operator Indemnitee means any of the Operator, its Affiliates, or their respective directors, officers, and employees. Operator Indemnitees means all of them.

Participating Interest means each Party's undivided share (expressed as a percentage to two (2) decimal places of the total shares of all Parties) in the rights, interests, obligations, and liabilities of the Parties derived from the Contract and this Agreement.

Cost Percentage means the Party's Participating Interest plus a prorated additional percentage so that when added together, the operator and non-operator(s) percentages added together equal 100% understanding that 10% of all costs are being carried to the point of a commercial discovery for NAMCOR. In the initial scenario, the Participating Interest Plus Cost Carry for Operator is 57% and for non-Operator is 43%. Thus, for all approved costs pertaining to the Contract, Operator will pay 57% and non-Operator will by 43% of the costs while each owns a Participating interest of 51% and 39% respectively.

Party means each of the persons and entities named in the preamble, including their respective successors and assignees, generically, and Parties means all of the persons and entities named in the preamble, including their respective successors and assignees, collectively.

Plugging Back means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

Production Bonus means any bonus if there is one payable by the Parties under the Contract.

Production Operations means operations or activities intended to extract Hydrocarbons for commercial purposes, especially operations and activities concerning producing wells (including Recompleting and Reworking), and field separation, processing, storage, and handling of Hydrocarbons up stream of the Delivery Point, conducted to progress a Development Plan and/or a projected production schedule.

Profit Hydrocarbons means the portion of the Total Available Production of Hydrocarbons, exceeding royalty (if any) and Cost Hydrocarbons, that is allocated to the Parties under the Contract.

Public Official means (i) any officer, employee, director, principal, consultant, agent or representative, whether appointed or elected, of any government (whether central, federal, state or provincial), ministry, body, department, agency, instrumentality or part of any of them, or any public international organization, or any state or government owned or controlled entity, agency, enterprise, joint venture, or partnership (including a partner or shareholder of such an enterprise); (ii) any person acting in an official capacity for or on behalf of (a) any government, ministry, body, department, agency, instrumentality or part of any of them, or (b) any public international organization, or (c) any political party or political party official or candidate for office.

Recompletion means an operation whereby a Completion in a Zone (or part of a Zone) is abandoned in order to attempt a Completion in a different Zone (or different part of a Zone) within the existing wellbore.

Reserve Fund shall have the meaning set out in Article 8.4.C.

Reworking means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone (or part of a Zone) that is currently open to production in the wellbore. Such operations include well stimulation operations, but exclude any routine repair or maintenance work, drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

Secondee means an employee of a Non-Operator or its Affiliate, who is subject to Secondment.

Secondment means the placement under Article 4.3 of an employee of a Non-Operator or its Affiliate in Operator's organization to provide services under a Secondment Agreement between Operator and such Non-Operator or its Affiliates.

Security means (i) an irrevocable standby letter of credit or irrevocable commercial bank guarantee issued by a bank; (ii) an on-demand bond issued by a surety corporation; (iii) an irrevocable guarantee issued by a corporation or government; (iv) any financial security required by the Contract or this Agreement; and (v) any financial security agreed from time to time by the Parties; provided that the bank, surety, corporation or government issuing the guarantee, standby letter of credit, bond, or other security (as applicable) has a net worth sufficient to pay its obligations in all reasonably foreseeable circumstances.

Senior Executive means any individual who has authority to settle a Dispute for a Party.

Senior Supervisory Personnel means, with respect to a Party, any director or officer of such Party, and any individual who functions for such Party or one of its Affiliates at a management level equivalent or superior to any individual functioning as such Party's senior onsite manager or supervisor(s) who is responsible for or in charge of the conduct of seismic acquisition, drilling, construction or production and related operations, or any other field operations, but excluding all individuals functioning at a level below such field manager or supervisor.

Sidetracking means the directional control and intentional deviation of a well bore to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties.

Testing means an operation conducted in the well bore that is intended to evaluate the capacity of a Zone to produce Hydrocarbons.

Total Amount in Default means the sum of: (i) the Amount in Default; (ii) third-party costs of obtaining and maintaining a Security held by the non-defaulting Parties, or the funds paid by the Parties to allow Operator to obtain or maintain Security, under Article 8.3.A.2; plus (iii) interest at the Default Interest Rate accrued on the amount calculated under (i) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party and on the amount calculated under (ii) from the date this amount is incurred by the non-defaulting Parties until paid in full by the Defaulting Party.

Total Available Production means all Hydrocarbons produced in the Contract Area and saved less the quantities used for Joint Operations and any losses.

Transfer means any sale, assignment, novation, Encumbrance or other disposition by a Party of any rights or obligations derived from the Contract or this Agreement (including its Participating Interest), other than its Entitlement and its rights to any credits, refunds or payments under this Agreement, and excluding any direct or indirect Change in Control of a Party.

Urgent Operational Matters means decisions on matters involving the use of a drilling rig, vessel or other equipment (not normally maintained in the Contract Area) that is standing by in the Contract Area.

Venture Information means the information and results developed or acquired in Joint Operations, which will be Joint Property, unless provided otherwise in this Agreement and/or the Contract.

Work Program and Budget means a work program for Joint Operations and corresponding budget as described and approved under Article 6.

Zone means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

1.2   Interpretation

1.1.A Title and Headings. The title and topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

1.1.B Derivatives. A capitalized derivative or other variation of a defined term will have a corresponding meaning and be construed accordingly.

1.1.C  Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

1.1.D Gender. Reference to any gender includes a reference to all other genders.

1.1.E Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement.

1.1.F  Conflicts. If the provisions in the body of this Agreement conflict with the provisions in any Exhibit, the provisions in the body of this Agreement shall prevail.

1.1.G  Include. The terms "include" and "including" shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

ARTICLE 2 - TERM AND TERMINATION

2.1     Term

2.1.A This Agreement shall have effect from the Effective Date and shall continue in effect until:

2.1.A.1 the Contract terminates;

2.1.A.2 all materials, equipment and personal property acquired for or used in connection with Joint Operations or Exclusive Operations have been disposed of or removed; and

2.1.A.3final settlement (including settlement of any financial audit carried out under the Accounting Procedure) has been made.

2.1.B Despite Article 2.1.A:

2.1.A.1 Article 10 shall remain in effect until all Decommissioning obligations under the Contract and applicable Laws have been satisfied; and

2.1.A.2the liability and payment obligations under Article 3.3.B and 3.3.C, Article 4.5, Article 8, Article 15.2, Article 18, and the indemnity obligations under Article 4.6.B, 7.3.A, [7.9.E], 10.1.C, 10.2.E.2, 14.2, 20.1.C and [Article 12 of Exhibit F] shall remain in effect until all obligations have been extinguished and all Disputes have been resolved.

2.1.C Termination of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement that have vested, matured, or accrued before such termination.

2.2     Termination

2.2.A  The Parties shall proceed to terminate the Contract in accordance with the Contract and applicable Law, if any of the following events occur:

2.2.A.1 The Parties unanimously determine under this Agreement to terminate the Contract;

2.2.A.2 All of the Parties are Defaulting Parties and are deemed to have elected to withdraw under Article 8;

2.2.A.3 The Parties unanimously determine under Article 11 to surrender the Contract Area, including any Exploitation Areas; and/or

2.2.A.4 All of the Parties elect to withdraw under Article 13.

ARTICLE 3 - SCOPE

3.1     Scope

3.1.A   The purpose of this Agreement is to establish the respective rights and obligations of the Parties concerning operations and activities under the Contract, including the joint exploration, appraisal, development, production of Hydrocarbons (including treatment, storage, and handling of produced Hydrocarbons upstream of the Delivery Point), the determination of Entitlements at the Delivery Point, and Decommissioning.

3.1.B The Parties confirm that, except to the extent expressly included in the Contract, the following activities are outside of the scope of this Agreement:

3.1.B.1 Construction, operation, ownership, maintenance, repair, and removal of facilities downstream from the Delivery Point;

3.1.B.2 Transportation of the Parties' Entitlements downstream from the Delivery Point;

3.1.B.3 Marketing and sales of Hydrocarbons, except as expressly provided in Article 7.12.E, Article 8.4 and Article 9;

3.1.B.4 Acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Contract Area (other than through unitization with an adjoining contract area under the Contract or Laws); and

3.1.B.5 Exploration, appraisal, development, or production of minerals other than Hydrocarbons, whether inside or outside the Contract Area.

3.2     Participating Interest and Cost Percentage

3.2.A Unless otherwise provided in this Agreement, the Participating Interests and Cost Percentages of the Parties as of the Effective Date are:

Party	Participating Interest	Cost Percentage
HNEC	51%	57%
NEI	39%	43%

Note: when referring to a Party's share of costs hereunder pertaining to their respective Participating Interest the percentage of costs to be paid by each respective Party is specified in the Cost Percentage Column. Thus for HNEC, each time hereunder this Agreement refers to its share of costs related to its Participating interest HNEC pays 57% and NEI pays 43%.

3.2.B If a Party Transfers all or part of its Participating Interest under the provisions of this Agreement and the Contract, the Participating Interests and Cost Percentage of the Parties shall be revised accordingly.

3.3     Ownership, Obligations and Liabilities

3.3.A    Unless otherwise provided in this Agreement, all the rights and interests in and under the Contract, all Joint Property, and any Hydrocarbons produced from the Contract Area shall, subject to the terms of the Contract, be owned by the Parties in proportion to their respective Cost Percentages.

3.3.B  Unless otherwise provided in this Agreement, the obligations of the Parties under the Contract and all costs and liabilities incurred by Operator (or by any Party on behalf of all Parties, as set out in this Agreement) in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, in proportion to their respective Cost Percentages.

3.3.C  Each Party shall pay when due, in accordance with the Accounting Procedure, its Cost Percentage share of Joint Account charges, including Cash Calls and interest, accrued under this Agreement. A Party's payment of any charge under this Agreement shall not prejudice its right to later contest the charge.

3.4     Government Participation

3.4.A   According to the PA, NAMCOR, RON's Oil & Gas Company is participating with a 10% carried interest. Upon a discovery, NAMCOR will then will participate fully in the rights and obligations of Parties under the Contract. At that time NAMCOR would be added to and sign onto this Agreement with a full Participating Interest and begin to pay their prorate costs. At such time, the Cost Percentages herein will go away and all Parties will pay their prorate share of obligations based on their respective Participating Interests.

3.4.B    The Parties shall sign such documents as may be necessary to effect such transfer of interests and the joinder of NAMCOR as a full Party to this Agreement at such time as a commercial discovery is made under the PA and this Agreement.

ARTICLE 4 - OPERATOR

4.1     Designation of Operator

Hydrocarb Namibia Energy Corporation is designated as Operator, accepts the rights, duties, and obligations of Operator, and agrees to act as such in accordance with this Agreement.

4.2     Rights and Duties of Operator

4.2.A  Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions, and duties of Operator under the Contract, shall have exclusive charge of Joint Operations, and shall conduct all Joint Operations. Operator may employ independent contractors and agents, including Affiliates of Operator, Non-Operators, or Affiliates of a Non-Operator, in such Joint Operations.

4.2.B  In the conduct of Joint Operations Operator shall:

4.2.B.1  Perform Joint Operations in accordance with the Contract, the Laws, and this Agreement, and consistent with approved Work Programs and Budgets (and if applicable approved AFEs), and the decisions of the Operating Committee not in conflict with this Agreement;

4.2.B.2  Conduct Joint Operations in a diligent, safe, and efficient manner in accordance with good and prudent petroleum industry practices and field conservation principles generally followed by the international petroleum industry under similar circumstances;

4.2.B.3  Exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices generally followed by the international petroleum industry under similar circumstances;

4.2.B.4  Charge to the Joint Account in accordance with this Agreement and the Accounting Procedure any damage, loss, cost, or liability arising out of, incident to, or resulting from Joint Operations;

4.2.B.5  Subject to Article 4.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator, provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

4.2.B.6  Perform the duties for the Operating Committee set out in Article 5, and prepare and submit to the Operating Committee in a timely manner proposed Work Programs and Budgets (and if applicable AFEs), as provided in Article 6;

4.2.B.7  Acquire all permits, consents, approvals, and surface or other rights that may be required for or in connection with the conduct of Joint Operations;

4.2.B.8  Upon receipt of reasonable advance notice, permit representatives of any Party to have at all reasonable times during normal business hours and at such Party's own risk and cost reasonable access to Joint Operations, to observe Joint Operations, to inspect Joint Property, to conduct HSE audits, and to conduct financial audits and to observe taking of inventory as provided in the Accounting Procedure;

4.2.B.9  Undertake to maintain the Contract in full force and effect consistent with good and prudent petroleum industry practices generally followed by the international petroleum industry under similar circumstances. Operator shall timely pay and discharge all costs and liabilities incurred in connection with Joint Operations and use its reasonable endeavors to keep the Joint Property free from all liens, charges, and Encumbrances arising out of Joint Operations;

4.2.B.10 Pay in cash, and/or make available in kind, to the Government on behalf of the Parties, in accordance with the Contract and the Laws, all periodic payments, royalties, any domestic supply obligations, taxes, fees and other payments relating to Joint Operations but excluding any taxes measured by the incomes of the Parties;

4.2.B.11  Carry out the obligations of Operator under the Contract, including preparing and furnishing such reports, records and information as may be required under the Contract;

4.2.B.12  Have, in accordance with the decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Contract and Joint Operations. Operator shall notify the other Parties as soon as possible of the time, place, and agenda of such meetings. Subject to the Contract and any necessary Government approvals, Non-Operators shall have the right to attend any meetings with the Government with respect to such matters, but only as observers. Nothing contained in this Agreement shall restrict any Party from discussing with the Government with respect to any matter peculiar to its particular business interests arising under the Contract or this Agreement, but in such event such Party shall promptly advise the Parties, if possible before and in any event promptly after such discussions; provided that such Party has no duty to divulge to the other Parties any proprietary information involved in such discussions or any matters not affecting the other Parties;

4.2.B.13  Subject to Article 9.3 and any decisions of the Operating Committee, assess (to the extent lawful) alternatives for the disposition of Natural Gas from a Discovery;

4.2.B.14  In case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Operator personnel): (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) as soon as reasonably practicable, report to Non-Operators the details of such event and any measures Operator has taken or plans to take in response thereto;

4.2.B.15 Establish and implement under Article 6.6 an HSE Plan, which complies with the Contract, Laws relating to HSE, this Agreement, generally accepted practices of the international petroleum industry and decisions of the Operating Committee;

4.2.B.16 Establish and implement anti-bribery and anti-corruption policies and procedures consistent with Article 20.1;

4.2.B.17 Prior to appointing or engaging any independent contractor conduct appropriate and proportionate due diligence concerning relevant criteria, including such contractor's ability to perform the proposed work properly, on time, within budgeted cost, and in compliance with applicable legal and contractual requirements;

4.2.B.18 Include in its contracts with independent contractors such requirements as are necessary for them to comply with all standards and requirements pertaining to international standards and compliance with RON's Petroleum Code and its Contract.

4.3     Operator Personnel

Operator shall engage and/or retain only such employees, contractors, consultants, and agents as are reasonably necessary to conduct Joint Operations. Subject to the Contract and this Agreement, Operator shall determine the number of such employees, contractors, consultants, and agents, the selection of such persons, their hours of work, and their compensation.

4.4     Information Supplied by Operator

4.4.A  Subject to Article 15.3, Operator shall provide Non-Operators in a timely manner with copies of the following information, data and reports relating to Joint Operations (to the extent to be charged to the Joint Account) in digitized format and if not available then in hard-copy as they are currently produced or compiled from Joint Operations:

4.4.A.1  All logs, and surveys;

4.4.A.2  Proposed well design and any revisions for each well;

4.4.A.3  Daily drilling reports;

4.4.A.4  All Tests and core data and analysis reports;

4.4.A.5  Final well recap report;

4.4.A.6  Plugging reports;

4.4.A.7  Seismic sections and if applicable shot point location maps;

4.4.A.8  Final, and if requested by any Non-Operator intermediate, geological and geophysical maps, interpretations and reports;

4.4.A.9  Engineering studies, and quarterly and annual progress reports on Development Operations, which progress reports shall at least set out the then current development schedule, the status of each such Development Operation from inception to date, its cumulative costs to date and the cumulative commitments undertaken;

4.4.A.10  Weekly production summary and production activity reports, and monthly reports on well, reservoir, field and infrastructure performance;

4.4.A.11  Reservoir studies, annual reserve estimates, and annual forecasts of production capability, infrastructure capacity, and scheduled outages, provided that Operator makes no representations about the accuracy of its identification of reserves and that each Non-Operator retains full responsibility for making its own assessment of reserves for internal and reporting purposes;

4.4.A.12  Before filing with the Government, copies of all material reports relating to Joint Operations or the Contract required, or anticipated, to be furnished by Operator to the Government, and copies of such reports as filed;

4.4.A.13  As reasonably requested by a Non-Operator, other material studies and reports relating to Joint Operations;

4.4.A.14  Data, reports, forecasts and schedules under agreements provided for in Article 9;

4.4.A.15  Copies of accounting information and reports to be furnished under Article 6.8 and the Accounting Procedure;

4.4.A.16  Monthly and annual HSE key performance data and reports;

4.4.A.17  Such additional information as a Non-Operator may reasonably request, provided that the preparation of such information will not unduly burden Operator's administrative and technical personnel, that the requesting Party or Parties pay the costs of preparation of such information, and that only Non-Operators who pay such costs will receive such additional information; and

4.4.A.18  Other reports as directed by the Operating Committee.

4.4.B  Operator shall give Non-Operators access at all reasonable times during normal business hours to all data and reports (other than data and reports provided to Non-Operators under Article 4.4.A) acquired in the conduct of Joint Operations and for which a Non-Operator may reasonably request. Any Non-Operator may make copies of such other data at its sole expense.

4.5  Settlement of Claims and Lawsuits

4.5.A  Operator shall promptly notify the Parties of any material claims or suits that relate in any way to Joint Operations. Operator shall represent the Parties and defend or oppose the claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of Fifty Thousand U.S. dollars exclusive of legal fees. Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above-stated amount. Without prejudice to the foregoing, each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise, or defense of such claims or suits.

4.5.B  Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party that arises out of or may affect the Joint Operations, and such Non-Operator shall defend or settle the same in accordance with any directions given by the Operating Committee. Those costs and damages that are incurred under such defense or settlement, and that are attributable to Joint Operations shall be reimbursed by the Operator to such Non-Operator and charged to the Joint Account.

4.5.C  Despite Article 4.5.A and Article 4.5.B, each Party shall have the right to participate in any such suit, prosecution, defense, or settlement conducted under Article 4.5.A and Article 4.5.B, at its sole expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

4.6     Limitation on Liability of Operator

4.6.A  [Except as set out in Articles 4.6.D], neither Operator nor any other Operator Indemnitee shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Operator Indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, and liabilities arising out of, incident to, or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any other Operator Indemnitee).

4.6.B  The Parties shall (in proportion to their Participating Interests) defend and indemnify Operator Indemnitees from any damages, losses, costs (including reasonable legal costs and attorneys' fees), and liabilities incident to claims, demands, or causes of action brought by or for any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any other Operator Indemnitee).

4.6.C  Nothing in this Article 4.6 shall be deemed to relieve Operator from its obligation to perform its duties and functions under this Agreement, or from its Participating Interest share of any damage, loss, cost, or liability arising out of, incident to, or resulting from Joint Operations.

4.7     Insurance Obtained by Operator

4.7.A   Operator shall procure and maintain for the Joint Account the types and amounts of insurance required by the Contract.

4.7.B  Operator shall use its reasonable endeavors to require all contractors performing work with respect to Joint Operations to:

4.7.B.1  Obtain and maintain any insurance in the types and amounts required by the Contract.

4.7.B.2  Name the Parties as additional insureds on the contractor's insurance policies and obtain from their insurers waivers of all rights of recourse against the Parties and their insurers; and

4.7.B.3  Provide Operator with certificates evidencing such insurance before the commencement of their services.

4.8     Commingling of Funds

4.8.A  Operator may commingle with Operator's own funds the monies that it receives from or for the Joint Account under this Agreement. Despite that monies of a Non-Operator have been commingled with Operator's funds, Operator shall account to the Non-Operators for the monies of the Non-Operators advanced or paid to Operator, whether for the conduct of Joint Operations or as proceeds from the sale of Hydrocarbons or Joint Property under this Agreement. Such monies of the Non-Operators shall be applied only to their intended use and shall in no way be deemed to be funds belonging to Operator.

4.9     Resignation of Operator

Subject to Article 4.11, Operator may resign as Operator by so notifying the other Parties at least one hundred and twenty (120) Days before the effective date of such resignation.

4.10     Removal of Operator

4.10.A Subject to Article 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

4.10.A.1 Operator becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors;

4.10.A.2 A court order is made or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

4.10.A.3 A receiver is appointed for a substantial part of Operator's assets; or

4.10.A.4 Operator dissolves, liquidates, winds up, or otherwise terminates its existence.

4.10.B Subject to Article 4.11, Operator may be removed by the decision of the Non-Operators, as set out below, if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within sixty (60) days of receipt of a notice from Non-Operators detailing the alleged breach or failed to diligently pursue the cure to completion. Any decision of Non-Operators to give notice of breach to Operator or to remove Operator under this Article 4.10.B shall be made by an affirmative vote of 51% or more of the total number of Non-Operators, excluding any Affiliates of the Operator, holding a combined Participating Interest of at least fifty one percent (51%). However, if Operator disputes such alleged commission of or failure to cure a material breach and Dispute resolution proceedings are initiated under Article 18.2 concerning such breach, then Operator shall remain appointed and no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 8.3 with respect to Operator's breach of its payment obligations.

4.10.C  If as a result of a Transfer, the total Participating Interests of Operator and its Affiliates would become less than thirty percent (30%), then Operator shall promptly notify the other Parties. The Parties shall vote within sixty (60) Days of such notification on whether or not Operator should be removed and a successor Operator should be named under Article 4.11.

An affirmative vote of one or more of the total number of Non-Operators holding a combined Participating Interest of at least fifty one percent (51%) of the Participating Interest held by all of the Non-Operators, shall be required to remove Operator under this Article.

4.10.D If there is a Change in Control of Operator (other than a transfer of Control to an Affiliate of Operator), Operator shall promptly notify the other Parties. The Parties shall vote within thirty (30) Days of such notification on whether or not Operator should be removed and a successor Operator should be named under Article 4.11.

An affirmative vote of one or more of the total number of Non-Operators holding a combined Participating Interest of at least fifty one percent (51%) of the Participating Interest held by all of the Non-Operators, shall be required to remove Operator under this Article.

4.10.E Subject to Article 4.11, Operator may be removed at any time without cause by the affirmative vote of two (2) or more of the total number of Non-Operators, excluding Affiliates of the Operator, holding at least seventy one percent (71%) of the combined Participating Interest of such Non-Operators.

4.11     Appointment of Successor

When a change of Operator occurs under Article 4.9 or Article 4.10:

4.11.A  The Operating Committee shall meet as soon as possible to appoint a successor Operator under the voting procedure of Article 5.9. No Party may be appointed successor Operator against its will.

4.11.B  If Operator is removed, [other than under Article 4.10.C or Article 4.10.D], neither Operator, nor any Affiliate of Operator, shall have the right to be considered as a candidate for the successor Operator.

4.11.C  The resigning or removed Operator shall, subject to its duty to use reasonable efforts to mitigate the costs related to its resignation or removal, be compensated out of the Joint Account for its reasonable costs directly related to its resignation or removal, except for removal under Article 4.10.B.

4.11.D  The resigning or removed Operator and the successor Operator shall arrange to take an inventory of all Joint Property and Hydrocarbons, and to audit the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee. The costs and liabilities of such inventory and audit shall be charged to the Joint Account.

4.11.E  The resignation or removal of Operator and its replacement by the successor Operator shall not become effective before receipt of any necessary Government approvals. Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator. The former Operator shall transfer to the successor Operator all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations, and shall endeavor to transfer rights, warranties, indemnities and duties under contracts and licenses entered into for Joint Operations. Upon the effective date of its resignation or removal the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date after the date the former Operator transfers all contracts and data to the successor Operator.

ARTICLE 5 - OPERATING COMMITTEE

5.1     Establishment of Operating Committee

To provide for the overall supervision and direction of Joint Operations, the Parties establish an Operating Committee composed of representatives of each Party holding a Participating Interest. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee. Each Party shall have the right to change its representative and alternate representative at any time by giving notice of such change to the other Parties.

5.2     Powers and Duties of Operating Committee

The Operating Committee shall have the power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Contract and properly explore and exploit the Contract Area under this Agreement, the Contract, the Laws, and generally accepted practices of the international petroleum industry under similar circumstances; provided that Operating Committee may not compel any Party to exercise, make, or take, or prevent any Party from exercising, making, or taking, any right, decision, or action concerning any matter or proposal under this Agreement, which right, decision or action is reserved or delegated to a Party or the Parties.

5.3     Authority to Vote

The representative of a Party, or in the representative's absence the alternate representative, shall be authorized to represent and bind such Party with respect to any matter that is within the powers and duties of the Operating Committee and is properly brought before the Operating Committee. Each such representative or alternate representative shall have a vote equal to the Participating Interest of the Party such person represents. The alternate representative of each Party may attend any Operating Committee meetings, but shall have no vote at such meetings, unless such Party's representative is absent. In addition to the representative and alternate representative, each Party may send technical and other advisors to any Operating Committee meetings.

5.4     Subcommittees

The Operating Committee may establish subcommittees for any purposes that the Operating Committee may deem appropriate. Each subcommittee shall function in an advisory capacity to the Operating Committee or as otherwise determined unanimously by the Parties. Each Party shall have the right to appoint a representative to each subcommittee.

5.5     Notice of Meeting

5.5.A  Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

5.5.B  Any Non-Operator may request a meeting of the Operating Committee by giving notice to all the other Parties. Upon receiving such request, Operator shall call such meeting for a date not fewer than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

5.5.C  The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6     Contents of Meeting Notice

5.6.A  Each notice of a meeting of the Operating Committee as provided by Operator shall contain:

5.6.A.1  The date, time, and location of the meeting;

5.6.A.2  An agenda of the matters and proposals to be considered and/or voted upon at such meeting; and

5.6.A.3  Information about each matter and proposal to be considered and/or voted on at the meeting (including all appropriate supporting information not previously distributed to the Parties) sufficient to enable the Parties to be well informed about such matters and proposals before such meeting.

5.6.B  A Party may add additional matters and proposals to the agenda for any meeting, by giving notice to the other Parties not fewer than seven (7) Days before such meeting.

5.6.C  On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a matter and/or proposal not in the agenda for such meeting.

5.7     Location of Meetings

All meetings of the Operating Committee shall be held in Houston, Texas or elsewhere as the Operating Committee may decide.

5.8     Operator's Duties for Meetings

5.8.A  Operator's duties, concerning meetings of the Operating Committee and any subcommittee, shall include:

5.8.A.1  Timely preparation and distribution of the agenda;

5.8.A.2  Organization and conduct of the meeting; and

5.8.A.3  Preparation of a written record or minutes of each meeting.

5.8.B  Operator shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

5.9     Voting Procedure

Except as otherwise expressly provided in this Agreement, decisions, approvals, and other actions of the Operating Committee on all proposals (other than proposals on matters reserved to the Parties) coming before it shall be decided by the affirmative vote of two (2) or more Parties that are not Affiliates then having collectively at least 75 percent (75%) of the Participating Interests.

5.10     Record of Votes

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record of votes at the end of such meeting. Such signed record shall be considered the final record of the decisions of the Operating Committee.

5.11     Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Business Days after the end of the meeting. Each Party shall notify the secretary within fifteen (15) Days after receipt of such minutes specifying any objections and corrections to the minutes. A failure to give notice specifying objections and corrections to such minutes within such fifteen (15) Day period shall be deemed to be approval of such minutes. In any event, the record of votes under Article 5.10 shall take precedence over the minutes described above.

5.12     Voting by Notice

5.12.A     In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice. The proposing Party or Parties shall notify Operator who shall give each Party's representative notice describing the proposal so submitted and whether Operator considers such proposal to require urgent determination. Operator shall include with such notice adequate documentation in connection with such proposal to enable the Parties to decide. Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator's notice:

5.12.A.1 Forty Eight (48) hours in the case of Urgent Operational Matters

5.13     Effect of Vote

All decisions taken by the Operating Committee under this Article 5 shall be conclusive and binding on all the Parties, except in the following cases.

5.13.A If under this Article 5, a Joint Operation has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party that voted for such proposal shall have the right for the appropriate period specified below to propose, under Article 7, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

5.13.A.1 For proposals related to Urgent Operational Matters, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12.A.1 has expired or after receipt of Operator's notice given to the Parties under Article 5.13.D, as applicable.

5.13.A.2 For proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal under Article 5.6 or Article 5.12.

5.13.A.3 For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal under Article 5.6 or Article 5.12.

ARTICLE 6 - WORK PROGRAMS AND BUDGETS

6.1     Preparation and Approval

6.1.A     Within fifteen (15) Days after the signing of this Agreement, Operator shall deliver to the Parties the current annual work program pending to be performed that has been submitted to RON with a Budget detailing the Joint Operations to be performed and the estimated costs forecast to be charged to the Joint Account during the remainder of this Calendar Year in which this Agreement was signed. This initial work program in addition to work already performed in late 2011 and 2012, is to be itemized and estimated using an AFE together with the Operating Committee and presented by Operator to non-Operator.

On or before the 30th Day after the renewal of the related exploration license each Calendar Year afterwards, Operator shall deliver to the Parties a proposed annual Work Program and Budget detailing the Joint Operations Operator proposes to be performed and the estimated costs forecast to be charged to the Joint Account during the next Calendar Year and prior to any expiration of the initial four (4) year exploration period.

6.1.B  After the initial work program that has already been approved, including renewal of the annual license fee by RON for 2012 the current work program AFE will be presented by Operator. In the future, during the preparation of the proposed Work Programs and Budgets, Appraisal Plans and Development Plans contemplated in this Article 6, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets, Appraisal Plans, and Development Plans.

6.1.C  Each annual Work Program and Budget shall with respect to the applicable Calendar Year contain inter alia:

6.1.C.1 An itemized list of the operations and activities to be conducted, described in sufficient detail to afford ready identification of the nature, scope, location, timing, and duration of each such operation and activity, including:

(a)     designating whether such line item is intended to satisfy the Minimum Work Obligations of the Contract, the commitments of a previously approved appraisal Work Program and Budget, and/or the commitments of a previously approved Development Plan; and

(b)     specifying whether such line item is firm or contingent and the conditions under which the Operating Committee may decide to make a contingent line item firm;

6.1.C.2 An estimate of the costs corresponding to each such line item enumerated in sufficient detail to be readily tracked and charged under the Accounting Procedure and consistent with the Contract;

6.1.C.3 An estimate of funds to be expended by Calendar Quarter;

6.1.D Within fifteen (15) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate), and either approve or reject the proposed Work Program and Budget (including any agreed modifications) under Article 5.9; provided that no Work Program and Budget may provide for Appraisal Operations that exceed the scope of, or conflict with, any previously approved Appraisal Plan, and/or provide for Development Operations that exceed the scope of, or conflict with, any previously approved Development Plan, unless such previously approved plans, programs, and budgets are amended at or before the adoption of the annual Work Program and Budget.

6.1.E Any Joint Operations that cannot be efficiently completed within a single Calendar Year may be proposed in a multi-year Work Program and Budget. Upon approval by the Operating Committee, such multi-year Work Program and Budget shall, subject only to revisions approved by the Operating Committee afterwards: (i) remain in effect as between the Parties (and the associated cost estimate shall be a binding pro-rata obligation of each Party) through the completion of such Joint Operations; and (ii) be reflected in each annual Work Program and Budget. If the Contract requires that Work Programs and Budgets be submitted to the Government for approval, such multi-year Work Program and Budget shall be submitted to the Government either in a single request for a multi-year approval or as part of the annual approval process, under the Contract.

6.1.F Approval of a Work Program and Budget by the Operating Committee shall authorize Operator to submit such Work Program and Budget to the Government for approval (if required) under the Contract. If the Government requests changes to such Work Program and Budget as a condition to granting its approval under the Contract, Operator shall promptly notify the Parties of the Government's proposed changes and shall submit a revised Work Program and Budget to the Operating Committee for further consideration. Nothing herein shall convey authority to RON requiring any specific work be accomplished other than what has been specifically outlined in the PA which states also that any work completed also fulfills any dollar estimate requirements to perform such work.

6.1.G If a Work Program and Budget is not approved by the Operating Committee at least two (2) Business Days before the last date for Government approval under the Contract, Operator may submit to the Government a Work Program and Budget for the applicable Calendar Year, setting out those Joint Operations, which are:

6.1.G.1 consistent with the scope of, and not in conflict with, the Minimum Work Obligations of the Contract, the commitments of a previously approved appraisal Work Program and Budget, and/or the commitments of a previously approved Development Plan; and

6.1.G.2 reasonably necessary to keep the Contract in full force and effect, to satisfy the Minimum Work Obligations of the Contract, to meet the commitments of a previously approved appraisal Work Program and Budget, and to meet the commitments of a previously approved Development Plan, that in each case are required to be carried out during the relevant Calendar Year. In determining the Joint Operations that are reasonably necessary for the purposes of the preceding sentence, the proposed Joint Operations receiving the largest Participating Interest vote (even if less than the applicable percentage under Article 5.9) shall be adopted. If competing proposals receive equal Participating Interests votes, then Operator shall choose between those competing proposals.

In this event, the Operating Committee shall be deemed to have approved such Work Program and Budget. Operator shall be reimbursed by the Parties for their Participating Interest shares of costs incurred by Operator and deemed approved under this Article 6.1.G.

6.1.H  A Party may at any time, by notice to the other Parties, propose that a Work Program and Budget be amended. To the extent that such amendment is approved by the Operating Committee, the relevant Work Program and/or Budget shall, subject to obtaining any requisite Government approval under the Contract, be deemed amended accordingly; provided that, any such amendment shall not deauthorize or invalidate any commitment or expenditure already made by the Operator in accordance with any previous authorization given under this Agreement.

6.1.I  If a Work Program and Budget, as proposed, revised and/or amended, is approved by the Operating Committee and satisfies the requirements of the Contract, including (if required) being approved, or deemed to be approved, by the Government, Operator shall, subject to complying with Articles 6.8 and 6.9, be authorized to conduct the Joint Operations set out in such approved Work Program and Budget.

6.2     Exploration and Appraisal

6.2.A   Subject to Article 6.8, approval of any Work Program and Budget that includes:

6.2.A.1  An Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for:

All expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing an Exploration Well.

6.2.B  Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 5.12.A.1 by notifying all other Parties. Any such proposal shall include an AFE for such Completion costs.

6.2.C  If a Discovery is made, Operator shall deliver any notice of Discovery required under the Contract and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator's recommendation as to whether the Discovery merits appraisal.

6.2.D  If the Operating Committee determines that the Discovery merits appraisal, Operator within fifteen (15) Days shall deliver to the Parties a proposed Appraisal Plan for such Discovery, which shall in addition to the information required under Article 6.1.C contain:

6.2.D.1  A delineation of the proposed Appraisal Area; and

6.2.D.2  Any other information concerning the proposed Appraisal Operations requested by a Party,

together with the proposed appraisal Work Program and Budget (or a multi-year appraisal Work Program and Budget under Article 6.1.E) to carry out the first Calendar Year of the Appraisal Plan, and provisional Work Programs and Budgets to carry out the remainder of the Appraisal Plan.

6.2.E  Within fifteen (15) Days after receipt of the proposed Appraisal Plan and associated proposed appraisal Work Program and Budget, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate), and then either approve or reject the proposed Appraisal Plan (including any proposed modifications) and the first annual (or multi-year) appraisal Work Program and Budget.

6.2.F  If the Operating Committee approves the Appraisal Plan and the associated appraisal Work Program and Budget, Operator shall, as soon as possible, take such steps as may be required under the Contract to secure approval of such Appraisal Plan and the associated appraisal Work Program and Budget for the first Calendar Year by the Government. If the Government requests changes to such Appraisal Plan or associated appraisal Work Program and Budget for the first Calendar Year as a condition to granting its approval under the Contract, then Operator shall promptly notify the Parties of the Government's proposed changes and may submit a revised Appraisal Plan and associated appraisal Work Program and Budget for the first Calendar Year to the Operating Committee for further consideration.

6.2.G  If the Appraisal Plan is approved by the Government, the associated appraisal Work Program and Budget for the first Calendar Year shall be deemed to be incorporated into and form part of the then current annual Work Program and Budget.

6.3     Development

6.3.A  If the Operating Committee determines that a Discovery may be a Commercial Discovery, Operator within thirty (30) Days of such determination shall deliver to the Parties a proposed Development Plan for such Discovery, which shall in addition to the information required under Article 6.1.C contain:

6.3.A.1  A delineation of the proposed Exploitation Area and formal request for exploration license from RON;

6.3.A.2  An estimated date for the commencement of Production Operations;

6.3.A.3  A production forecast of estimated production of each type of Hydrocarbon to be produced by Calendar Year for the estimated productive life of the Commercial Discovery;

6.3.A.4  A description of all material facilities to be constructed as Joint Property;

6.3.A.5  An estimated Decommissioning Work Program and Budget; and

6.3.A.6  Any other information related to Development Operations and Production Operations requested by the Operating Committee,

together with the proposed development Work Program and Budget (or a multi-year development Work Program and Budget under Article 6.1.E) for the first Calendar Year of the Development Plan, and work schedule for the remainder of the Development Plan.

6.3.B  As soon as practicable after receipt of the proposed Development Plan and associated proposed development Work Program and Budget, each Party shall furnish to Operator and the other Parties any comments, suggestions, or proposed amendments it may have for the proposed Development Plan.

6.3.C  Within seven (7) Days after receipt of the proposed Development Plan and associated proposed development Work Program and Budget, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate) and then either approve or reject the proposed Development Plan (including any proposed modifications) and the associated first annual (or multi-year) Work Program and Budget.

6.3.D  If the Operating Committee determines that the Discovery is a Commercial Discovery and approves the corresponding Development Plan, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Contract and take such other steps as may be required under the Contract to secure approval of the Development Plan and associated development Work Program and Budget for the first Calendar Year by the Government. If the Government requests changes in the Development Plan and associated development Work Program and Budget for the first Calendar Year as a condition to granting approval under the Contract, then Operator shall promptly notify the Parties of the Government's proposed changes and may submit a revised Development Plan and associated development Work Program and Budget for the first Calendar Year to the Operating Committee for further consideration.

6.3.E  If the Development Plan is approved by the Government, the associated development Work Program and Budget for the first Calendar Year shall be incorporated into and form part of the then current Work Program and Budget. Operator shall periodically review the Development Plan and development Work Program and Budget and propose amendments as may be prudent, and the Operating Committee shall consider, modify (if necessary), and approve or reject those proposed amendments under Article 5.9.

6.4     Production

6.4.A At least thirty (30) Days before first commercial production, Operator shall deliver to the Parties a proposed production Work Program and Budget that shall in addition to the information required under Article 6.1.C contain the projected production schedule for the remainder of the Calendar Year in which first commercial production begins and, if fewer than three (3) Months remain in the current Calendar Year, for the next Calendar Year. On or before the 15th Day of January of each Calendar Year thereafter, Operator shall deliver to the Parties a proposed production Work Program and Budget that shall in addition to the information required under Article 6.1.C contain the projected production schedule for the next Calendar Year and if required under the Contract and this Agreement Decommissioning plans including estimated costs of Decommissioning.

6.4.B Within fifteen (15) Days after receipt of the proposed production Work Program and Budget, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate) and then either approve or reject the proposed production Work Program and Budget.

6.4.C If the Operating Committee approves the production Work Program and Budget, Operator shall, as soon as possible, take such steps as may be required under the Contract to secure approval of such production Work Program and Budget by the Government. Approval of a production Work Program and Budget by the Operating Committee shall authorize Operator to submit such Work Program and Budget to the Government for approval (if required) under the Contract. If the Government requests changes to such production Work Program and Budget Year as a condition to granting its approval under the Contract, then Operator shall promptly notify the Parties of the Government's proposed changes and shall submit a revised production Work Program and Budget to the Operating Committee for further consideration.

6.4.D If a production Work Program and Budget is not approved by the Operating Committee before the date by which approval is required under the Contract, Operator may submit to the Government a Work Program and Budget for the applicable Calendar Year, setting out those Joint Operations that are:

6.4.D.1 consistent with the scope of, and not in conflict with, the commitments of a previously approved Development Plan; and

6.4.D.2 necessary to keep the Contract in full force and effect and meet the commitments of a previously approved Development Plan that are required to be carried out during the relevant Calendar Year.

6.5     HSE Plan

6.5.A Operator shall in the conduct of Joint Operations:

6.5.A.1 Prepare and establish an HSE Plan designed to achieve safe and reliable conduct of operations and activities, to avoid significant and unintended impact on the safety and health of people, on property, and on the environment, and to comply with Laws relating to HSE with regard to RON's Petroleum Code and the requirements of the PA;

6.5.A.2 Carry out the HSE Plan in conformance with Laws relating to HSE and in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances;

6.5.A.3 Plan and conduct Joint Operations consistent with the HSE Plan; and

6.5.A.4 Design and operate Joint Property consistent with the HSE Plan.

6.5.B  The Operating Committee shall at least annually review and approve:

6.5.C  In the conduct of Joint Operations, Operator shall:

establish and carry out a program for regular HSE assessments. The purpose of such assessments is to periodically review HSE systems and procedures, including actual practice and performance, to verify that the HSE Plan is in place and fulfills the requirements of Article 6.6.A, that the HSE Plan is being properly carried out and that the HSE Plan as carried out is effective. Operator shall, at a minimum, conduct such an assessment before entering into significant new Joint Operations and before undertaking any major changes to existing Joint Operations. Upon reasonable notice given to Operator, Non-Operators shall have the right to participate in such HSE assessments.

6.6     Contract Awards

Subject to the Contract, Operator shall award any sub-contracts to the best qualified contractors as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator exceeding $250,000 U.S. dollars, Operator shall obtain the approval of the Operating Committee.

6.6.A   Procedure A

Operator shall award the contract to the best qualified contractor, as determined by cost, quality, and ability to perform the contract properly, on time, within budgeted cost, and in compliance with applicable legal and contractual requirements, without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator or of any Non-Operator exceeding $250,000 U.S. dollars, Operator shall obtain the approval of the Operating Committee.

6.6.B   Procedure B

Operator shall:

6.6.B.1  Provide the Parties with a list of the entities whom Operator proposes to invite to tender for the contract;

6.6.B.2  Add to the tender list any entity whom a Party reasonably requests to be added within fourteen (14) Days of receipt of such list;

6.6.B.3  Complete the tendering process within a reasonable period of time;

6.6.B.4  Inform the Parties of the entities to whom the contract has been awarded, provided that before awarding contracts to Affiliates of Operator or of any Non-Operator that exceed $250,000, Operator shall obtain the approval of the Operating Committee;

6.6.B.5  Circulate to the Parties a competitive bid analysis stating the reasons for the choice made; and

6.6.B.6  Upon the request of a Party, provide such Party with a copy of the final version of the contract.

6.6.C  Procedure C

Operator shall:

6.6.C.1 Provide the Parties with a list of the entities whom Operator proposes to invite to tender for the contract;

6.6.C.2 Add to such list any entity whom a Party reasonably requests to be added within fourteen (14) Days of receipt of such list;

6.6.C.3 Prepare and dispatch the tender documents to the entities on the tender list and to Non-Operators;

6.6.C.4 After the expiration of the period allowed for tendering, consider, and analyze the details of all bids received;

6.6.C.5 Prepare and circulate to the Parties a competitive bid analysis, stating Operator's recommendation as to the entity to whom the contract should be awarded, the reasons for the recommendation, and the technical, commercial, and contractual terms to be agreed upon;

6.6.C.6 Obtain the approval of the Operating Committee to the recommended bid; and

6.6.C.7 Upon the request of a Party, provide such Party with a copy of the final version of the contract.

6.7     Authorization for Expenditure ("AFE") Procedure

6.7.A  Before incurring any commitment or expenditure for a Joint Operation, which commitment or expenditure is estimated to be:

6.7.A.1 More than 250,000 U.S. dollars in an exploration or appraisal Work Program and Budget;

6.7.A.2 More than 3,000,000 U.S. dollars in a development Work Program and Budget;

6.7.A.3 More than 3,000,000 U.S. dollars in a production Work Program and Budget, and

6.7.A.4 More than 1,000,000 U.S. dollars in a Decommissioning Work Program and Budget,

Operator shall send to each Non-Operator an AFE as described in Article 6.8.C; provided that, Operator shall not be obliged to furnish an AFE to the Parties with respect to any Minimum Work Obligations, workovers of wells and general and administrative costs that are listed as separate line items in an approved Work Program and Budget.

6.7.B Each AFE furnished by Operator shall:

6.7.B.1 Identify the corresponding Joint Operation by specific reference to the applicable line items in the Work Program and Budget;

6.7.B.2 Describe the Joint Operation in detail;

6.7.B.3 Contain Operator's best estimate of the total commitments and expenditures required to carry out such Joint Operation;

6.7.B.4 Outline the proposed work schedule;

6.7.B.5 Provide a forecast schedule of commitments and expenditures, if known; and

6.7.B.6 Be accompanied by such other supporting information as is necessary for an informed decision, or as may be requested by a Party.

6.8     Over-expenditures of Work Programs and Budgets

6.8.A  For commitments and expenditures with respect to any line item of an approved Work Program and Budget, Operator shall be entitled to incur in connection with the corresponding Joint Operation without further approval of the Operating Committee a combined over-commitment and over-expenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all over-commitments and over-expenditures for a Calendar Year shall not exceed five percent (5%) of the total annual Work Program and Budget in question.

6.8.B  At such time Operator reasonably anticipates that the total amount of the commitments and expenditures actually incurred plus the commitments to be incurred with respect to such line item exceeds the limits of Article 6.9.A, Operator shall furnish to the Operating Committee Operator's reasonably detailed estimate of the total commitments and expenditures required to carry out the Joint Operation corresponding to such line item, together with supporting information.

6.8.C  The requirements contained in this Article 6 shall be without prejudice to Operator's rights and duties to make immediate expenditures, incur commitments and/or take actions for emergencies under Article 4.2.B.14; provided that Operator shall promptly report the particulars of the emergency to the Parties, together with the future actions it intends to take and its estimate of the cost of expenditures and commitments incurred or to be incurred. As soon as practicable, Operator shall submit any necessary budget revision concerning such emergencies to the Operating Committee for approval and incorporation into the relevant Work Program and Budget.

aRTICLE 7 - OPERATIONS BY FEWER THAN ALL PARTIES
-Not USED

ARTICLE 8 - DEFAULT

8.1     Default and Notice

8.1.A Any Party that fails to pay when due its share of Joint Account charges (including Cash Calls and interest), or provide when due and maintain any Security required of such Party under the Contract or this Agreement, or perform its indemnity obligations under the Contract or this Agreement, shall be in default under this Agreement (a "Defaulting Party"). Operator, or any non-defaulting Party in case Operator is in default under this Agreement, shall promptly give a Default Notice to the Defaulting Party and each of the other Parties.

8.1.B  For the duration of the Default Period the Party in default shall be a Defaulting Party for the purposes of this Agreement. All Default Amounts shall bear interest at the Default Interest Rate from the due date to the date of receipt of payment.

8.2     Operating Committee Meetings, Data, Except as provided in Article 8.3.C, the Defaulting Party has no right, during the Default Period, to:

8.2.A.1 Call or attend Operating Committee or subcommittee meetings;

8.2.A.2 Vote on any matter coming before the Operating Committee or any subcommittee;

8.2.A.3 Have access to any data or information relating to any operations under this Agreement;

8.2.A.4 Consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;

8.2.A.5 Consent to or reject any Transfer or otherwise exercise any other rights with respect to Transfers under this Article 8 or under Article 12;

8.2.A.6 Receive its Entitlement under Article 8.4; or

8.2.A.7 Take assignment of any portion of another Party's Participating Interest if such other Party is either in default or withdrawing from this Agreement and the Contract.

8.2.B During the Default Period the Defaulting Party:

May not transfer all or part of its Participating Interest, except to non-defaulting Parties under this Article 8.

8.2.C Despite any other provisions in this Agreement, during the Default Period:

8.2.C.1 Unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party shall be equal to the ratio such non-defaulting Party's Participating Interest bears to the total Participating Interests of the non-defaulting Parties;

8.2.C.2 Any matters requiring a unanimous vote or approval of the Parties shall not require the vote or approval of the Defaulting Party;

8.2.C.3 The Defaulting Party shall be deemed to have elected not to participate in any operations that are voted upon during the Default Period, to the extent such an election would be permitted by Article 5.13 and Article 7; and

8.2.C.4 The Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during the Default Period.

8.3     Allocation of Defaulted Amounts

8.3.A The Party providing the Default Notice under Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of:

8.3.A.1 The amount that the non-defaulting Party shall pay as its portion of the Amount in Default; and

8.3.A.2 If the Defaulting Party has failed to obtain or maintain any Security required of such Party in order to maintain the Contract in full force and effect, the type and amount of the Security the non-defaulting Parties shall post or the funds they shall pay in order to allow Operator, or (if Operator is in default) the notifying Party, to post and maintain such Security.

Unless otherwise agreed, the non-defaulting Parties shall satisfy the obligations for which the Defaulting Party is in default in proportion to the ratio that each non-defaulting Party's Participating Interest bears to the Participating Interests of all non-defaulting Parties.

8.3.B If the Defaulting Party remedies its default in full before the Default Period commences, the notifying Party shall promptly notify each non-defaulting Party by facsimile and by telephone or email, and the non-defaulting Parties shall be relieved of their obligations under Article 8.3.A. Otherwise, each non-defaulting Party shall satisfy its obligations under Article 8.3.A.1 before the Default Period commences and its obligations under Article 8.3.A.2 within ten (10) Days after the Default Notice. If any non-defaulting Party fails to timely satisfy such obligations, such Party shall be a Defaulting Party subject to the provisions of this Article 8. The non-defaulting Parties shall be entitled to receive their respective shares of the Total Amount in Default payable by such Defaulting Party under this Article 8.

8.3.C At any time before the date of:

Notice of exercise of the rights under Article 8.4.D to compel the Defaulting Party to withdraw from this Agreement or to sell its Participating Interest, as applicable, a Defaulting Party may remedy its default by paying to the Operator the Total Amount in Default. A Party may pay a portion of its default by paying to the Operator less than the Total Amount in Default, but shall remain in default.

8.3.D If Operator is a Defaulting Party, then all payments otherwise payable to the Joint Account under this Agreement shall be made to the notifying Party instead of to the Joint Account until the Operator's default is cured or a successor Operator appointed.

8.3.D.1 The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under this Agreement. The notifying Party shall be entitled to bill or Cash Call the other Parties under the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available. When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period. The notifying Party shall not be liable for damages, losses, costs, or liabilities arising as a result of its actions under this Article 8.3.D, except to the extent Operator would be liable under Article 4.6.

8.3.D.2 While the Operator is a Defaulting Party, the Operator shall continue to perform its other functions as the Operator that are not transferred to the notifying Party by this Article, until Operator is removed or resigns.

8.3.E If all Parties are Defaulting Parties, then the Parties shall be deemed to have collectively decided to withdraw, and the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of the Contract and Laws and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all under Article 2.

8.4     Remedies

8.4.A During the Default Period, the Defaulting Party has no right to take in kind or separately dispose of its Entitlement, which Entitlement shall under this Article 8.4.A vest in and be the property of the non-defaulting Parties. Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorized and under Article 8.4.I has a power of attorney to take and sell such Entitlement in an arm's-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs and liabilities incurred in connection with such sale pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party as a part of the Total Amount in Default (in payment of first the interest and then the principal) and apply such net proceeds toward the establishment of the Reserve Fund, if applicable, until the Total Amount in Default is recovered and such Reserve Fund is established. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall be carried forward as a Default Amount. When making sales under this Article 8.4.A, the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

8.4.B If Operator disposes of any Joint Property or if any other credit or adjustment is made to the Joint Account during the Default Period, Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party's Participating Interest share of the proceeds of such disposal, credit, or adjustment against the Total Amount in Default (against first the interest and then the principal) and toward the establishment of the Reserve Fund, if applicable. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall be carried forward as a Default Amount.

8.4.C The non-defaulting Parties shall be entitled to apply the net proceeds received under Articles 8.4.A and 8.4.B toward the creation of a reserve fund (the "Reserve Fund") in an amount equal to the Defaulting Party's Participating Interest share of:

8.4.C.1 The estimated Decommissioning Costs, to the extent the Parties have not provided for Decommissioning Security under Article 10;

8.4.C.2 The estimated cost of severance benefits for local employees upon cessation of operations; and

8.4.C.3 Any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations.

Upon the conclusion of the Default Period, all amounts held in the Reserve Fund shall be returned to the Party previously in Default.

8.4.D If a Defaulting Party fails to fully remedy all its defaults by the thirtieth (30th) Day of the Default Period, or by the fifteenth (15th) Day of the corresponding Default Period of any subsequent default occurring within twelve (12) Months of the preceding default, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, at any time afterwards until the Defaulting Party has cured its defaults:

8.4.D.1 any non-defaulting Party shall have the option, exercisable in its discretion at any time, to require that the Defaulting Party offer to completely withdraw from this Agreement and assign all of its Participating Interest, as described in Article 8.4.E; or

8.4.D.2 any non-defaulting Party shall have the option, exercisable in its discretion at any time, to require that the Defaulting Party offer to sell and assign all of its Participating Interest to any non-defaulting Parties wishing to purchase such Participating Interest, as described in Article 8.4.F; or

8.4.D.3 any non-defaulting Party shall have the option, exercisable in its discretion with respect to a default occurring at any time under an approved Development Plan, to require that the Defaulting Party offer to assign a part of the Defaulting Party's Participating Interest in the corresponding Exploitation Area to any non-defaulting Parties wishing to accept assignment of such part, as described in Article 8.4.G; or

8.4.D.4 any non-defaulting Party shall have the option, exercisable in its discretion at any time, to foreclose its mortgage and security interest against a pro rata share of the Collateral, as described in Article 8.4.H.

Such options shall be exercised by providing notice of such election to the Defaulting Party and each non-defaulting Party. Until the Defaulting Party's Participating Interest has been assigned in full under this Article 8.4, each option is cumulative, not exclusive. The exercise of one option that does not result in the assignment of the Defaulting Party's Participating Interest shall not preclude the non-defaulting Parties from exercising such option again, or from exercising another option; provided that if an option set out in Article 8.4.D.2 or Article 8.4.D.3 is exercised, then the other options may not be exercised unless and until the non-defaulting Parties have been deemed to have elected not to acquire all or part of the Participating Interest of the Defaulting Party under Article 8.4.F or Article 8.4.G, as applicable. All costs pertaining to any such assignment (including any stamp duty incurred on the documents signed to effect such assignment) shall be the responsibility of the Defaulting Party.

8.4.E If the option set out in Article 8.4.D.1 is exercised, the Defaulting Party shall be deemed to have proposed to withdraw and assign, under Article 13.6, effective on the date of the non-defaulting Party's or Parties' notice, its Participating Interest to the non-defaulting Parties; provided that any non-defaulting Party that did not join in the notice of exercise of such option shall have the right exercisable for ten (10) Days from the date of such notice to notify the other non-defaulting Parties that it refuses to accept such proposed assignment. In the absence of an agreement to the contrary among the non-defaulting Parties willing to accept an assignment, any assignment to the non-defaulting Parties after a withdrawal under this Article 8.4.E shall be in proportion to the Participating Interests of the non-defaulting Parties, excluding any non-defaulting Party that has given notice that it refuses to accept such proposed assignment.

8.4.F In connection with the option set out in Article 8.4.D.2 each Party grants to each of the other Parties the right and option to acquire (the "Buy-Out Option") under Article 8.4.F.1 all of its Participating Interest for the consideration determined under Article 8.4.F.2 (the "Buy-Out Price") and paid under Article 8.4.F.3.

8.4.F.1 Each non-defaulting Party may, but shall not be obligated to, exercise such Buy-Out Option by notice to the Defaulting Party and each other non-defaulting Party (the "Buy-Out Notice"). The Defaulting Party shall be deemed to have proposed to sell and assign, effective on the date of the Buy-Out Notice, its entire Participating Interest to the non-defaulting Parties having exercised the Buy-Out Option (each, an "Acquiring Party"). Any other non-defaulting Party that gives an Option Notice within thirty (30) Days after the Buy-Out Option is first exercised by an Acquiring Party shall also become an Acquiring Party. Any non-defaulting Party that fails to exercise its Buy-Out Option during such thirty (30) Day period shall be deemed to have elected not to become an Acquiring Party, and its Buy-Out Option with respect to the Defaulting Party shall terminate. Each Acquiring Party shall be deemed to have proposed to acquire a proportion of the Participating Interest of the Defaulting Party equal to the ratio of such Acquiring Party's Participating Interest to the total Participating Interests of all Acquiring Parties and pay such proportion of the Buy-Out Price, unless they otherwise agree.

8.4.F.2 The Buy-Out Price shall be determined as follows:

Each Acquiring Party shall specify in its Buy-Out Notice a value for the Defaulting Party's entire Participating Interest. Within five (5) Days after the thirty (30) Day period after the Buy-Out Option is first exercised, the Defaulting Party shall (i) notify the Acquiring Parties that it accepts, with respect to each Acquiring Party, such Acquiring Party's proportionate share of the value specified by such Acquiring Party in its Buy-Out Notice (in which case this value is, with respect to such Acquiring Party, the "Buy-Out Price"); or (ii) refer the Dispute to an independent expert pursuant to Article 18.3 for determination of the value of its entire Participating Interest (in which case each Acquiring Party's proportionate share of the value determined by such expert shall be deemed the "Buy-Out Price" with respect to each such Acquiring Party). If the Defaulting Party fails to so notify the Acquiring Parties, then the Defaulting Party shall be deemed to have accepted, with respect to each Acquiring Party, such Acquiring Party's proportionate share of the value proposed by such Acquiring Party as the Buy-Out Price. If the valuation of the Defaulting Party's Participating Interest is referred to an expert, such expert shall determine the Buy-Out Price which shall be deemed to be equal to the fair market value of the Defaulting Party's entire Participating Interest, less the following:

(a) The Total Amount in Default;

(b) All costs, including the costs of the expert, to obtain such valuation; and

(c) Fifty percent (50%) of the fair market value of the Defaulting Party's Participating Interest.

8.4.F.3 The Buy-Out Price shall be paid to the Defaulting Party in four (4) installments, each equal to 25% of the Buy-Out Price as follows:

(a) The first installment shall be due and payable to the Defaulting Party within [15 Days] after the date on which the Defaulting Party's Participating Interest is effectively assigned to the Acquiring Parties (the "Assignment Date");

(b) The second installment shall be due and payable to the Defaulting Party within [180 Days] after the Assignment Date;

(c) The third installment shall be due and payable to the Defaulting Party within [365 Days] after the Assignment Date; and

(d) The fourth installment shall be due and payable to the Defaulting Party within [545 Days] after the Assignment Date.

8.4.F.4 On the Assignment Date the Total Amount in Default shall be deemed to have been satisfied, and if the assignment under Article 8.4.F was to fewer than all of the non-defaulting Parties, the Acquiring Parties in proportion to their proportionate share of the Buy-Out Price shall pay to each non-defaulting Party that was not an Acquiring Party the portion of the Total Amount in Default owed to such non-defaulting Party.

8.4.G In connection with the option set out in Article 8.4.D.3 each Defaulting Party grants to each of the other Parties the right and option to acquire under this Article 8.4.G a part of its Participating Interest in the applicable Exploitation Area (the "Withering Option"), in which it is in default.

8.4.G.1 Each non-defaulting Party may, but shall not be obligated to, exercise such Withering Option by notice to the Defaulting Party and each other non-defaulting Party (the "Withering Notice"). The Defaulting Party shall be deemed to have proposed to assign, effective on the date of the Withering Notice, the Withering Interest to the non-defaulting Parties having exercised the Withering Option (each, an "Acquiring Party"). Any other non-defaulting Party that gives a Withering Notice within thirty (30) Days after the Withering Option is first exercised by an Acquiring Party shall also become an Acquiring Party. Any non-defaulting Party that fails to exercise its Withering Option during such thirty (30) Day period shall be deemed to have elected not to become an Acquiring Party and its Withering Option regarding the Defaulting Party shall terminate. Each Acquiring Party shall be deemed to have proposed to acquire a proportion of the Withering Interest of the Defaulting Party equal to the ratio of such Acquiring Party's Participating Interest to the total Participating Interests of all Acquiring Parties and pay such proportion of the Withering Price, unless they otherwise agree.

8.4.G.2 The Withering Interest shall be determined based on the following formula:

Where:

"Withering Interest" means the lesser of: (i) the Defaulting Party's entire Participating Interest , in the applicable Exploitation Area to be assigned to the Acquiring Parties (expressed as a percentage); or (ii) the part out of the Defaulting Party's Participating Interest, in the applicable Exploitation Area to be assigned to the Acquiring Parties (expressed as a percentage).

"Withering Price" means the amount equal to DPETC less DPACP.

"Estimated Total Costs" means the estimated total costs to be expended to complete the approved Development Plan for the applicable Exploitation Area, including any contingent amounts, amendments and approved cost over-runs arising before the due date of the Cash Call giving rise to the default.

"DPETC" means the Defaulting Party's Participating Interest share of the Estimated Total Costs.

"DPACP" means the aggregate costs paid by the Defaulting Party regarding the applicable Development Plan before the date of the Cash Call giving rise to the default.

"Default Factor" means:

1.25, if less than twenty-five percent (25%) of the Estimated Total Costs have been expended by the Parties;

1.20, if at least twenty-five percent (25%) but less than fifty percent (50%) of the Estimated Total Costs have been expended by the Parties;

1.15, if at least fifty percent (50%) but less than seventy-five percent (75%) of the Estimated Total Costs have been expended by the Parties; or

1.10, if at least seventy five percent (75%) of the Estimated Total Costs have been expended by the Parties.

"DPPI" means the Defaulting Party's Participating Interest as of the due date of the Cash Call giving rise to the default (expressed as a percentage).

8.4.G.3 If the Withering Interest is effectively assigned to the Acquiring Parties under Article 8.4.G, then from the due date of the Cash Call giving rise to the default:

(a) The Defaulting Party has no obligation to pay any further Cash Calls under the applicable Development Plan, except to the extent of the Defaulting Party's obligation to fund its revised Participating Interest share of any cost over-runs arising after such date;

(b) The Acquiring Parties shall bear all costs attributable to the Withering Interest and the Defaulting Party's revised Participating Interest under the applicable Development Plan, except to the extent of the Defaulting Party's obligation to fund its revised Participating Interest share of any cost over-runs arising after such date.

8.4.G.4 On the date the Withering Interest is effectively assigned the Total Amount in Default shall be deemed to have been satisfied, and if the assignment under Article 8.4.G was to fewer than all of the non-defaulting Parties, the Acquiring Parties in proportion to their proportionate share of the Withering Price shall pay to each non-defaulting Party that was not an Acquiring Party the portion of the Total Amount in Default owed to such non-defaulting Party.

8.4.H In addition to the other remedies available to the non-defaulting Parties under this Article 8 and any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, if a Defaulting Party fails to remedy its default within thirty (30) Days of the Default Notice, the non-Defaulting Parties may elect to enforce a mortgage and security interest on the Defaulting Party's Participating Interest as set forth below, subject to the Contract and the Laws.

8.4.H.1 Each Party grants to each of the other Parties, in pro rata shares based on their relative Participating Interests, a mortgage and security interest on its Participating Interest, whether now owned or later acquired, together with all products and proceeds derived from that Participating Interest (collectively, the "Collateral") as security for:

(a)     The payment of all amounts owing by such Party (including interest and costs of collection) under this Agreement; and

(b)     Any Security that such Party is required to provide under the Contract.

8.4.H.2  Should a Defaulting Party fail to remedy its default by the thirtieth (30th) Day after the date of the Default Notice, then, each non-defaulting Party shall have the option, exercisable at any time afterwards during the Default Period, to foreclose its mortgage and security interest against its pro rata share of the Collateral by any means permitted under the Contract and the Laws and to sell all or any part of that Collateral in public or private sale after providing the Defaulting Party and other creditors with any notice required by the Contract or the Laws, and subject to the provisions of Article 12.  Except as may be prohibited by the Contract or the Laws, the non-defaulting Party that forecloses its mortgage and security interest shall be entitled to become the purchaser of the Collateral sold and shall have the right to credit toward the purchase price the amount to which it is entitled under Article 8.4.  Any deficiency in the amounts received by the foreclosing Party shall remain a debt due by the Defaulting Party. The foreclosure of mortgages and security interests by one non-defaulting Party shall neither affect the amounts owed by the Defaulting Party to the other non-defaulting Parties nor in any way limit the rights or remedies available to them. Each Party agrees that, should it become a Defaulting Party, it waives the benefit of any Appraisal Operation, valuation, stay, extension or redemption law and any other debtor protection law that otherwise could be invoked to prevent or hinder the enforcement of the mortgage and security interest granted above.

8.4.H.3 Each Party agrees to sign such memoranda, financing statements and other documents, and make such filings and registrations, as may be reasonably necessary to perfect, validate and provide notice of the mortgages and security interests granted by this Article 8.4.H.

8.4.J The Defaulting Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required regarding such proposed withdrawal and assignment. The non-defaulting Parties shall use reasonable endeavors to assist the Defaulting Party in obtaining such approvals. Any penalties, damages, losses, costs (including reasonable legal costs and attorneys' fees) and liabilities incurred by the Parties in connection with such proposed withdrawal and assignment shall be borne by the Defaulting Party. If the Government does not approve the Defaulting Party's proposed withdrawal and assignment, then the non-defaulting Parties (excluding any non-defaulting Party that has given notice that it refuses to accept such proposed assignment) shall have the right to retract the notice of proposed withdrawal and assignment by notice to all Parties. The acceptance by a non-defaulting Party of any portion of a Defaulting Party's Participating Interest shall not limit any rights or remedies that such non-defaulting Party has to recover any remaining balance plus interest owing under this Agreement by the Defaulting Party. For purposes of Article 8.4.E, 8.4.F, 8.4.G, or 8.4.H, as elected, the Defaulting Party shall, without delay after any request from the non-defaulting Parties, do any act required to be done by the Laws and any other applicable laws in order to render the sale of its Entitlement and/or assignment of its Participating Interest legally valid, including obtaining all necessary governmental consents and approvals, and shall sign any document and take such other actions as may be necessary in order to effect a prompt and valid sale of its Entitlement and/or assignment of its Participating Interest. The Defaulting Party shall promptly remove any Encumbrances which may exist on the date of sale of its Entitlement and/or assignment of its Participating Interests (other than any existing Encumbrances that affect all Parties in proportion to their Participating Interests). If all Government approvals are not timely obtained, the Defaulting Party shall to the extent allowed under the Contract and applicable Laws hold its Participating Interest in trust or escrow arrangement for the benefit of the non-defaulting Parties who are entitled to receive it. Each Party appoints each other Party its true and lawful attorney to sign such instruments and make such filings and applications as may be necessary to make such sale or assignment legally effective and to obtain any necessary consents of the Government. Actions under this power of attorney may be taken by any Party individually without the joinder of the others. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest. If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

8.4.K The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys' fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

8.4.L The rights and remedies granted to the non-defaulting Parties in this Article 8 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise. Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5     Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Contract, Decommissioning, and termination of this Agreement.

8.6     No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required. Accordingly, any Party that becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise. Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties are reasonable and appropriate in the circumstances.

ARTICLE 9 - DISPOSITION OF PRODUCTION

9.1     Right and Obligation to Take in Kind

Except as otherwise provided in this Article 9 or in Article 8, each Party shall have the right and obligation to own, take in kind and separately dispose of its Entitlement.

9.2     Disposition of Crude Oil

Crude Oil to be produced from an Exploitation Area shall be taken and disposed of in accordance with the rules and procedures set out in the Contract.

9.3     Disposition of Natural Gas

Natural Gas to be produced from an Exploitation Area shall be taken and disposed of in accordance with the rules and procedures set out in the Contract pursuant to the Petroleum laws of Namibia and otherwise in conformity with good international standards.

The Parties recognize that if Natural Gas is discovered it may be necessary for the Parties to enter into special arrangements for the disposal of the Natural Gas, which special arrangements are consistent with the Development Plan and subject to the terms of the Contract.

9.4     Principles of Natural Gas Agreement(s) with the Government

9.4.A   The Government Oil & Gas Company may, if necessary and practicable, also be party to the balancing agreement under Article 9.3.A and/or the multiparty disposition venture under Article 9.3.B. If the Government Oil & Gas Company is party to the balancing agreement, then the Parties shall endeavor to obtain its agreement to the principles set forth in Article 9.3.A. Furthermore, if the Government Oil & Gas Company is party to the multiparty disposition venture, then the Parties shall endeavor to obtain its agreement to the principles set forth in Article 9.3.B.

9.4.B  In addition, the Parties shall endeavor to include in the Contract, and in any other agreement with the Government Oil & Gas Company concerning the disposition of Natural Gas, the following principles:

9.4.B.1  Assured access to a fair share of the available Natural Gas market, including suitable assurances for Government controlled sales;

9.4.B.2 The right to market and to export all Natural Gas, including the Government's share, to the highest value outlets (domestic or export);

9.4.B.3  A minimum contractual term that provides a reasonable period to develop a Natural Gas market and enables Natural Gas reserves to be produced for their full economic life; and

9.4.B.4  Assured access to infrastructure for the purposes of processing and/or transporting Natural Gas at a competitive tariff.

9.5     Production Forecasts

9.5.A  No later than the first Day of the Calendar Month preceding the Calendar Month in which Production Operations are scheduled to begin, and afterwards on the first Day of each Calendar Quarter, the Operator shall provide the Parties with a Production Forecast. A "Production Forecast" shall consist of the estimated average daily rate of production of Hydrocarbons of each type and grade for each Calendar Month during each of the next succeeding two Calendar Years and, if there are multiple Delivery Points, the estimated quantities to be delivered to each Delivery Point.

9.5.B  If at any time the Operator becomes aware that a change has taken place or will take place that in Operator's judgment has caused or will cause a variance of ten percent (10%) or more from any figure appearing in the latest Production Forecast, the Operator shall promptly notify each Party of the following:

9.5.B.1 the reason for such variance, its estimated magnitude, the date and time the change is expected to begin, and the estimated duration thereof; and

9.5.B.2 the Operator's revised Production Forecast for the period covered by the current Production Forecast based on such variance, along with all other requirements for a Production Forecast under Article 9.5.A.

9.5.C  The production forecast delivered under Article 6.3.A.3 and the Production Forecasts under this Article are only estimates. Actual production may vary based upon reservoir performance, variations in well deliverability and the composition of the produced substances, actions of the Government and other third parties, maintenance and repair obligations and Force Majeure, among other factors.

ARTICLE 10 - DECOMMISSIONING AND ABANDONMENT

10.1     Decommissioning of Joint Facilities

10.1.A  A decision to Decommission any facilities and/or equipment, other than wells, that were acquired for or contributed to the Joint Account, shall require the approval of the Operating Committee. In connection with such proposal Operator shall give notice to all Parties listing such facilities and equipment together with Operator's latest estimate of Decommissioning Costs.

10.1.B  If any Party fails to reply within the period prescribed in Article 5.12.A.1 or Article 5.12.A.2, whichever applies, after delivery of notice of Operator's proposal to Decommission such facilities and/or equipment, such Party shall be deemed to have consented to the proposed Decommissioning.

10.1.C  If the Operating Committee votes to Decommission such facilities and/or equipment, then subject to the Contract and applicable Laws, each Party shall have an option to take over as an Exclusive Operation any or all of such facilities and/or equipment located or held for use in the Contract Area and any Security for Decommissioning Costs, which option shall be exercisable until the Decommissioning Response Deadline. If one or more Parties elect to take over any such facilities, such equipment, and/or such Security, each such Party so electing shall in the proportion that its Participating Interest bears to the total of the Participating Interests of the other Parties so electing: (i)  assume responsibility for all Decommissioning Costs for the facilities and/or equipment that is taken over and indemnify the other Parties and the Operator (in its role as such) from all damages, losses, costs (including reasonable legal costs and attorneys' fees), and liabilities associated with Decommissioning of such facilities and/or equipment; and (ii) provide Security for the Decommissioning Costs (as described in Exhibit D), calculated as of the date of transfer to such Parties, which Security may not be released before completion of Decommissioning without the written consent of the other Parties.

10.1.D  All rights to facilities and/or equipment transferred under Article 10.1.C are transferred on an "as is" basis without warranties expressed or implied, including warranties as to merchantability, fitness for a particular purpose, conformity to models or samples of materials, use, maintenance, condition, capacity or capability. If any such facilities and/or equipment are transferred to one or more Parties under this Article 10.1, rights to use data and information concerning such facilities and/or equipment shall also be transferred to such Parties. The transfer of such rights is subject to the terms of the Contract and the Laws and is without prejudice to any rights of the Government concerning such data and information under the Contract or the Laws.

10.2     Abandonment of Wells Drilled as Joint Operations

10.2.A  A decision to plug and abandon any well that was drilled as a Joint Operation shall require the approval of the Operating Committee.

10.2.B  If any Party fails to reply within the period prescribed in Article 5.12.A.1 or Article 5.12.A.2, whichever applies, after delivery of notice of Operator's proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

10.2.C  If the Operating Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, subject to the Laws, any Party voting against such decision may propose (within the time periods allowed by Article 5.13.A) to conduct an alternate Exclusive Operation in the wellbore. If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Article 7.2, such well shall be plugged and abandoned.

10.2.D  Any well plugged and abandoned under this Agreement shall be plugged and abandoned under the Laws and at the cost and risk of the Parties who participated in the cost of drilling such well.

10.3     Decommissioning and Abandonment of Exclusive Operations

This Article 10 shall apply mutatis mutandis to the Decommissioning of facilities and/or equipment acquired for an Exclusive Operation and abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well under this Article 10).

10.4     Provision for and Conduct of Decommissioning and Abandonment

If under the Contract or the Laws, the Parties are or become obliged to pay or contribute to the cost of ceasing operations, then during preparation of a Development Plan, the Parties shall make a preliminary plan for the Decommissioning of facilities and/or equipment and the abandonment of wells, shall under Article 6.5 and Exhibit E furnish Security for Decommissioning, and shall conduct the Decommissioning of facilities and/or equipment and the abandonment of wells and the Contract Area under Exhibit E. Nothing set out in Exhibit E shall remove, vitiate or otherwise annul the obligation of any Party to meet in full its liability to pay its Participating Interest share of Decommissioning.

ARTICLE 11 - SURRENDER, EXTENSIONS AND RENEWALS

11.1     Surrender

11.1.A     If the Contract requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender. Before the end of such period, the Operating Committee shall determine under Article 5 the size and shape of the surrendered area, consistent with the requirements of the Contract. If a sufficient vote of the Operating Committee cannot be attained, then the proposal supported by a simple majority of the Participating Interests shall be adopted. If no proposal attains the support of a simple majority of the Participating Interests, then the proposal receiving the largest aggregate Participating Interest vote shall be adopted. In the event of a tie, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. The Parties shall sign any documents and take such other actions as may be necessary to effect the surrender. Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are later discovered under the surrendered area.

11.1.B  A surrender of all or any part of the Contract Area that is not required by the Contract shall require the unanimous consent of the Parties.

11.2     Extension of the Term

11.2.A  A proposal by any Party to enter into or extend the term of any Exploration Period or Exploitation Period or any phase of the Contract, or a proposal to extend the term of the Contract, shall be brought before the Operating Committee under Article 5.

11.2.B  Any Party shall have the right to enter into or extend the term of any Exploration Period or Exploitation Period or any phase of the Contract or to extend the term of the Contract, regardless of the level of support in the Operating Committee. If any Party takes such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article 13.

ARTICLE 12 - TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL

12.1     Obligations

Subject to the requirements of the Contract,

12.1.A  Any Transfer (except Transfers under Article 7, Article 8, or Article 13) shall be effective only if it satisfies the terms and conditions of Article 12.2; and

12.1A  A Party subject to a Change in Control must satisfy the terms and conditions of Article 12.3.

If a Transfer subject to this Article or a Change in Control occurs without satisfaction (in all material respects) by the transferor or the Party subject to the Change in Control, as applicable, of the requirements of this Agreement, then:

each other Party shall be entitled to enforce specific performance of the terms of this Article, in addition to any other remedies (including damages) to that it may be entitled. Each Party agrees that monetary damages alone would not be an adequate remedy for the breach of any Party's obligations under this Article.

12.2     Transfer

12.2.A     Except in the case of a Party transferring all of its Participating Interest, no Transfer shall be made by any Party that results in the transferor or the transferee holding a Participating Interest of less than ten percent (10%) or any interest other than a Participating Interest in the Contract and this Agreement.

12.2.B     Subject to the terms of Articles 4.9 and 4.10, the Party serving as Operator shall remain Operator after Transfer of a portion of its Participating Interest. In the event of a Transfer of all of its Participating Interest, except to an Affiliate, the Party serving as Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under this Article 12, in which event a successor Operator shall be appointed under Article 4.11. If Operator transfers all of its Participating Interest to an Affiliate, that Affiliate shall automatically become the successor Operator, provided that the transferring Operator shall remain liable for its Affiliate's performance of its obligations.

12.2.C     Despite such Transfer, both the transferee and the transferring Party shall be liable to the other Parties for the transferring Party's Participating Interest share of any obligations (financial or otherwise) that have vested, matured, or accrued under the Contract or this Agreement before such Transfer. Such obligations, shall include any proposed expenditure approved by the Operating Committee before the transferring Party notifying the other Parties of its proposed Transfer and shall also include costs of plugging and abandoning wells or portions of wells and Decommissioning facilities in which the transferring Party participated (or was required to bear a share of the costs pursuant to this sentence) to the extent such costs are payable by the Parties under the Contract.

12.2.D     A transferee has no rights in the Contract or this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder (as defined in Article 12.2.E) by separate instrument signed by all Parties) unless and until:

12.2.D.1  such transferee expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under the Contract and this Agreement to the extent of the Participating Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any guarantees required by the Government or the Contract on or before the applicable deadlines; and

12.2.D.2  in the case of a Transfer to a transferee other than an Affiliate, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability, including enforceability of remedies under this Agreement against such transferee, to perform its payment obligations under the Contract and this Agreement, and its ability to comply with the provisions of Article 20.1.

12.2.D.3  in the case of a Transfer to an Affiliate, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its ability to comply with the provisions of Article 20.1, and the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate's performance of its obligations.

12.2.E Nothing contained in this Article 12 shall prevent a Party from Encumbering all or any undivided portion of its Participating Interest to a third party (a "Lien Holder") as security relating to financing, provided that:

12.2.E.1  Such Party shall remain liable for all obligations relating to such interest;

12.2.E.2  The Encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement;

12.2.E.3  Such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement; [and]

12.2.E.4  The Lien Holder shall first enter into and deliver a subordination agreement in favor of the other Parties.

12.3     Change in Control

12.3.A  A Party subject to a Change in Control shall obtain any necessary Government approval with respect to the Change in Control and furnish any replacement Security required by the Government or the Contract on or before the applicable deadlines.

Subject to the Contract, the acquired Party shall be obligated to sell and the Parties that provided notice of their intention to purchase the acquired Party's Participating Interest under Article 12.3.C.1 shall be obligated to buy the Participating Interest at said value.

ARTICLE 13 - WITHDRAWAL FROM AGREEMENT

13.1     Right of Withdrawal

13.1.A  Subject to this Article 13 and the Contract, any Party not in default may at its option withdraw from this Agreement and the Contract by giving notice to all other Parties stating its decision to withdraw. Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

13.1.B  The effective date of withdrawal for a withdrawing Party shall be the end of the Calendar Month after the Calendar Month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2     Partial or Complete Withdrawal

13.2.A  Within thirty (30) Days of receipt of each withdrawing Party's notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Contract. If all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Contract and this Agreement. If fewer than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contract and this Agreement on the earliest possible date and sign and deliver all necessary instruments and documents to assign their

Participating Interest to the Parties that are not withdrawing, without any compensation whatsoever, under Article 13.6.

13.2.B  Any Party withdrawing under Article 11.2 or under this Article 13 shall withdraw from the entirety of the Contract Area, including all Exploitation Areas and all Discoveries made before such withdrawal, and thus abandon to the other Parties not joining in its withdrawal all its rights to Cost Hydrocarbons and Profit Hydrocarbons generated by operations after the effective date of such withdrawal and all rights in associated Joint Property.

13.3     Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement produced through the effective date of its withdrawal. The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal. After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

13.4     Obligations and Liabilities of a Withdrawing Party

13.4.A  A withdrawing Party shall, after its notification of withdrawal, remain liable only for its share of the following:

13.4.A.1  Costs of Joint Operations, and costs of Exclusive Operations in which such withdrawing Party has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget (including a multi-year Work Program and Budget under Article 6.1.E) or AFE before such Party's notification of withdrawal, regardless of when they are incurred;

13.4.A.2 Any Minimum Work Obligations for the current period or phase of the Contract, and for any subsequent period or phase that has been approved under Article 11.2 and with respect to which such Party has failed to timely withdraw under Article 13.4.B;

13.4.A.3  Expenditures described in Articles 4.2.B.14 and 13.5 related to an emergency occurring before the effective date of a Party's withdrawal, regardless of when such expenditures are incurred;

13.4.A.4  All other obligations and liabilities of the Parties or Consenting Parties, as applicable, concerning acts or omissions under this Agreement before the effective date of such Party's withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

13.4.A.5  In the case of a partially withdrawing Party, any costs and liabilities concerning Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

13.4.A.6  The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs under Article 13.4.A.1) to the extent such costs of plugging and abandoning are payable by the Parties under the Contract. Any Encumbrances that were placed on the withdrawing Party's Participating Interest before such Party's withdrawal shall be fully satisfied or released, at the withdrawing Party's expense, before its withdrawal. A Party's withdrawal shall not relieve it from liability to the non-withdrawing Parties concerning any obligations or liabilities attributable to the withdrawing Party under this Article 13 merely because they are not identified or identifiable at the time of withdrawal.

13.4.B  Despite the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4.A.2 or Article 13.4.A.3) if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours for Urgent Operational Matters) of the Operating Committee vote approving such operation or expenditure. Likewise, a Party voting against voluntarily entering into, or extending, an Exploration Period or Exploitation Period or any phase of the Contract, or voting against voluntarily extending the Contract shall not be liable for the Minimum Work Obligations associated therewith provided that it sends notification of its withdrawal within thirty (30) Days of such vote under Article 11.2.

13.5     Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs before the effective date of a Party's withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are incurred.

13.6     Assignment

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion that each of their Participating Interests (before the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (before the withdrawal), unless the non-withdrawing Parties agree otherwise. The costs associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7     Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments. The non-withdrawing Parties shall use reasonable endeavors to assist the withdrawing Party in obtaining such approvals. If the Government does not approve a Party's withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent, or (2) to the extent allowed under the Contract and Laws hold its Participating Interest in trust for the exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn. Any penalties or costs incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party.

13.8     Security

A Party withdrawing from this Agreement and the Contract under this Article 13 shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities for which the withdrawing Party remains liable under Article 13.4, but which become due after its withdrawal, including Security to cover the costs of Decommissioning, if applicable.

13.9     Withdrawal or Abandonment by All Parties

If all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of the Contract and the Laws, and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all under Article 2.

ARTICLE 14 - RELATIONSHIP OF PARTIES AND TAX

14.1     Relationship of Parties

The rights, duties, obligations, and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2     Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party's share of all contract obligations under the Contract and under this Agreement which is all subject to the law of Namibia. Each Party shall protect, defend, and indemnify each other Party from any damage, loss, cost or liability arising from the indemnifying Party's failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) regarding the expenditures made by the Parties under this Agreement will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the Laws or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party's sole expense, with such information concerning Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

14.3     United States Tax Election

14.3.A  If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each U.S. Party elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A" of the United States Internal Revenue Code of 1986, as amended (the "Code"), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code. Operator, if it is a U.S. Party, is authorized and directed to sign and file for each U.S. Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy of such filing to each U.S. Party. However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Article 14.3. Should there be any requirement that any U.S. Party give further evidence of this election, each U.S. Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

14.3.B  No Party shall give any notice or take any other action inconsistent with the foregoing election. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A" of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each U.S. Party shall make such election as may be permitted or required by such laws. In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

14.3.C  Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

14.3.D  A Non-U.S. Party shall not be required to do any act or sign any instrument that might subject it to the taxation jurisdiction of the United States.

14.3.E  For the purposes of this Article 14.3, "U.S. Party" shall mean any Party that is subject to the income tax law of the United States in respect with operations under this Agreement. "Non-U.S. Party" shall mean any Party that is not subject to such income tax law.

ARTICLE 15 - VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY

15.1     Venture Information

Except as otherwise provided in this Article 15 or in Article 4.4 and Article 8.4.A, each Party is entitled to receive all Venture Information related to operations in which such party is a participant. "Venture Information" means any information and results developed or acquired as a result of Joint Operations and shall be Joint Property, unless provided otherwise under this Agreement and the Contract. Each Party shall have the right to use all Venture Information it receives without accounting to any other Party, subject to any applicable patents and any limitations set forth in this Agreement and the Contract. For purposes of this Article 15, such right to use shall include, the rights to copy, prepare derivative works, disclose, license, distribute, and sell.

15.2     Confidentiality

15.2.A   Subject to the provisions of the Contract and this Article 15, the Parties agree that all information in relation with Joint Operations or Exclusive Operations shall be considered confidential and shall be kept confidential, and shall not be disclosed during the term of the Contract and for a period of three (3) years afterwards to any person or entity not a Party to this Agreement, except:

15.2.A.1 To an Affiliate under Article 15.1.B;

15.2.A.2 To a governmental agency or other entity when required by the Contract;

15.2.A.3 To the extent such information must be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

15.2.A.4 To prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney's work for such Party;

15.2.A.5 To prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor's or consultant's work for such Party;

15.2.A.6 To a bona fide prospective transferee of a Party's Participating Interest to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation, or the sale of a majority of its or an Affiliate's shares);

15.2.A.7 To a bank or other financial institution to the extent appropriate to a Party arranging for funding;

15.2.A.7 To the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates;

provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates' shareholders and to the public and if such disclosure is not required under any rules or requirements of any government or stock exchange, then such Party shall comply with Article 20.3;

15.2.A.8 To its respective employees for the purposes of Joint Operations or Exclusive Operations, as applicable, subject to each Party taking customary precautions to ensure such information is kept confidential; and

15.2.A.9 Any information that, through no fault of a Party, becomes a part of the public domain.

15.2.B Disclosure under Articles 15.2.A.5, 15.2.A.6, and 15.2.A.7 shall not be made unless before such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least three (3) years and to use the information for the sole purpose described in Articles 15.2.A.5, 15.2.A.6, and 15.2.A.7, whichever applies, with respect to the disclosing Party.

15.3     Intellectual Property

Subject to Articles 15.3.C and 15.5 and unless provided otherwise in the Contract, all intellectual property rights in the Venture Information shall be Joint Property. Each Party and its Affiliates have the right to use all such intellectual property rights in their own operations (including joint operations or a production sharing arrangement in which the Party or its Affiliates has an ownership or equity interest) without the approval of any other Party. Decisions regarding obtaining, maintaining and licensing such intellectual property rights shall be made by the Operating Committee, and the associated costs shall be charged to the Joint Account. With the unanimous agreement of the Operating Committee concerning ownership, licensing rights, and income distribution, the ownership of intellectual property rights in the Venture Information may be assigned to the Operator or to a Party.

15.4     Continuing Obligations

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15.2, and any Disputes in relation thereto shall be resolved under Article 18.2.

15.5     Trades

Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded. Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE 16FORCE MAJEURE

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period afterwards as may be necessary for the Party to put itself in the same position that it occupied before the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time that the Party will probably require to remedy the Force Majeure. The affected

Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it, and all such disputes shall be handled within the sole discretion of the affected Party.

ARTICLE 17 - NOTICES

17.1     Form of Notices

17.1.A  Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English), shall be deemed to have been properly given when addressed to the appropriate Parties at the addresses as set out below, and:

17.1.A.1  delivered in person or by a recognized international courier service maintaining records of delivery; or

17.1.A.2 transmitted by facsimile; provided that the sender can and does provide evidence of successful and complete transmission; or

17.1.A.3 transmitted by e-mail; provided that the recipient transmits a manual written acknowledgment of successful receipt, which the recipient shall have an affirmative duty to furnish promptly after successful receipt.

Attention: HNEC, Pasquale Scaturro Email: Pscaturro@hydrocarb.com Telephone: 281-978-2590	Attention: NEI, Jeremy Driver Email: jdriver@duma.com Telephone: 281-408-4880

17.1.B Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Parties are listed above as a matter of convenience only. With respect to facsimile and/or e-mail communication automatic delivery receipts issued without direct human authorization shall not be evidence of effective notices for purposes of this Agreement.

17.2     Delivery of Notices

A notice given under this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. "Received" for purposes of giving notice under this Agreement shall mean actual delivery of the notice to the address of the Party specified in Article 17.1 or to the most current address specified in a notice under Article 17.3; provided that any notice sent by facsimile or email after 5:00 p.m. on a Business Day or on a weekend or holiday at the location of the receiving Party shall be deemed given on the next following Business Day of the receiving Party.

17.3     Change of Address

Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

ARTICLE 18 - APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY

18.1     Applicable Law

The substantive laws of the United States of America, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes.

18.2     Dispute Resolution

18.2.A   Notification. A Party who desires to submit a Dispute for resolution shall commence the Dispute resolution process by providing the other parties to the Dispute written notice of the Dispute ("Notice of Dispute"). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of Dispute resolution proceedings under this Article 18.

18.2.B  Negotiations. The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives. A "Senior Executive" means any individual who has authority to negotiate the settlement of the Dispute for a Party. Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party's Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney. Despite the above, any Party may initiate arbitration proceedings under Article 18.2.D or mediation proceedings under Article 18.2.C

concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute.

18.2.C  Mediation. [Subject to the requirements of negotiation between Senior Executives under Article 18.2.B], [t]he parties to the Dispute shall seek to resolve the Dispute by mediation. Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute thirty (30) Days after the date of the first negotiation meeting among Senior Executives under Article 18.2.B

, any party to the Dispute may initiate such mediation pursuant to the [Houston, Texas mediation rules then in effect, as modified herein] by sending all other parties to the Dispute a written request that the Dispute be mediated. The Parties receiving such written request will promptly respond to the requesting Party so that all parties to the Dispute may jointly select a neutral mediator and schedule the mediation session. The mediator shall meet with the parties to the Dispute to mediate the Dispute within thirty (30) Days after the date of receipt of the written request for mediation. Despite the above, any Party may initiate arbitration proceedings under Article [18.2.D] concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute within sixty (60) Days after the date of receipt of the Notice of Dispute.

18.2.D Arbitration. Any Dispute [not finally resolved by alternative Dispute resolution procedures set forth in Articles 18.2.B and 18.2.C] shall be resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible Disputes, including Disputes about the arbitrability of a Dispute.

18.2.D.1 Rules. The arbitration shall be conducted under the arbitration rules (as then in effect) of the American Arbitration Association (the "Rules").

18.2.D.2 Number of Arbitrators. The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) Days after the commencement of the arbitration. For greater certainty, for purposes of this Article 18.2.D, the commencement of the arbitration means the date on which the claimant's request or demand for, or notice of, arbitration is received by the other parties to the Dispute.

18.2.D.3 Method of Appointment of the Arbitrators. If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute within thirty (30) Days after the commencement of the arbitration.

If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) Days of the commencement of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute.

18.2.D.4 Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Houston, Texas.

18.2.D.5 Language. The arbitration proceedings shall be conducted in the [English] language and the arbitrator(s) shall be fluent in the [English] language.

18.2.D.6 Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

18.2.D.7 Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent under Article 17.

18.2.D.8 Interest. The award shall include interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall be awarded at the Agreed Interest Rate.

18.2.D.9 Currency of Award. The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

18.2.D.10 Exemplary Damages. The Parties waive their rights to claim or recover from each other, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

18.2.D.11 Consolidation. If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and that could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

18.2.D.12 Confidentiality. All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (under Article 15.2) to the extent necessary to enforce this Article 18 or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

18.3     Waiver of Sovereign Immunity

Any Party that now or later has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from:

18.3.A  any expert determination, mediation, or arbitration proceeding commenced under this Agreement;

18.3.B  any judicial, administrative or other proceedings to aid the expert determination, mediation, or arbitration commenced under this Agreement; and

18.3.C  any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced under this Agreement.

For the purposes of this waiver only, each Party acknowledges that its rights and obligations under this Agreement are of a commercial and not a governmental nature.

ARTICLE 19 - ALLOCATION OF COST and PROFIT HYDROCARBONS

19.1     Allocation of Total Production

19.1.A  The total quantity of Hydrocarbons produced and measured at the Delivery Point (as determined under Article 9) from each Exploitation Area and to which the Parties are collectively entitled under the Contract shall be composed of Cost Hydrocarbons and Profit Hydrocarbons under the Contract.

19.1.B  Operator shall develop and the Operating Committee shall approve procedures for allocating such Cost Hydrocarbons and Profit Hydrocarbons during each Calendar Quarter among the individual Exploitation Areas based upon the following principles.

19.1.B.1 Cost Hydrocarbons and Profit Hydrocarbons shall first be allocated to Exploitation Areas based on the principle that an earlier established operation shall not be enhanced or impaired in any way through the subsequent establishment of any Exploitation Area, whether the subsequently established Exploitation Areas are Exclusive Operations or Joint Operations.

19.1.B.2 All allocations made under this Article 19 shall incorporate adjustments to reflect differences in value if different qualities of Hydrocarbons are produced.

19.2     Allocation of Hydrocarbons to Parties

Cost Hydrocarbons and Profit Hydrocarbons allocated to Exploitation Areas under Article 19.1 shall be allocated to the Parties in proportion to their Participating Interests in each such Exploitation Area.

Despite anything to the contrary contained in this Article 19, and to the extent allowed under the Contract, Cost Hydrocarbons which are not specifically attributable to an Exploitation Area, if any, shall be allocated to the Parties in proportion to their respective participation in the operations that underlie any such Cost Hydrocarbons, provided, that the rights of a Party to Cost Hydrocarbons or Profit Hydrocarbons from an Exploitation Area to which it is a participant shall not be impaired by the rights of any other Party to recover Cost Hydrocarbons that are not specifically attributable to such Exploitation Area.

19.3     Use of Estimates

Initial distribution of Hydrocarbons under this Article 19 shall be based upon estimates furnished by Operator under Article 9, with adjustments for actual figures to be made in kind within forty-five (45) Days after the end of the Calendar Quarter and at any later date when adjustments must be made with the Government under the Contract.

19.4     Principles

If no allocation procedure is approved by the Operating Committee under Article 19.1, the Parties shall nonetheless be bound by the principles set forth in this Article 19 regarding the allocation of Cost Hydrocarbons and Profit Hydrocarbons.

ARTICLE 20 - GENERAL PROVISIONS

20.1     Conduct of the Parties

20.1.A  Each Party with regard to operations and/or activities under this Agreement (i) warrants that such Party and its Affiliates and their respective directors, officers, employees and personnel have not made, offered, or authorized, and (ii) covenants that such Party and its Affiliates and their respective directors, officers, employees, and personnel will not make, offer, or authorize, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any Public Official, any political party, political party official, or candidate for office, or any other individual or entity, where such payment, gift, promise or advantage would violate such warranty, or such covenant, or the Anti-Bribery Laws and Obligations applicable to such Party.

20.1.B  Each Party shall as soon as possible notify the other Parties of any investigation or proceeding initiated by a governmental authority relating to an alleged violation of applicable Anti-Bribery Laws and Obligations by such Party, or its Affiliates, or any of their directors, officers, employees, personnel, or any service providers of such Party or its Affiliates, concerning operations and activities under this Agreement. Such Party shall use reasonable efforts to keep the other Parties informed as to the progress and disposition of such investigation or proceeding, except that such Party shall not be obligated to disclose to the other Parties any information that would be considered legally privileged.

20.1.C  Each Party shall indemnify the other Parties for any damages, losses, penalties, costs (including reasonable legal costs and attorneys' fees), and liabilities arising from, or related to the events underlying:

20.1.C.1  such Party's admission of allegations made by a governmental authority concerning operations and/or activities under this Agreement that such Party or its Affiliates or their directors, officers, employees and personnel have violated Anti-Bribery Laws and Obligations applicable to such Party; or

20.1.C.2 the final adjudication concerning operations and/or activities under this Agreement that such Party or its Affiliates or their directors, officers, employees and personnel have violated Anti-Bribery Laws and Obligations applicable to such Party.

Such indemnity obligations shall survive termination or expiration of this Agreement.

20.1.D Each Party shall concerning matters that are the subject of this Agreement:

20.1.D.1 Devise and maintain adequate internal controls concerning such Party's undertakings under Article 20.1.A;

20.1.D.2 Establish and prepare its books and records in accordance with generally accepted accounting practices applicable to such Party;

20.1.D.3 Properly record and report such Party's transactions in a manner that accurately and fairly reflects in reasonable detail such Party's assets and liabilities;

20.1.D.4 Retain such books and records for a period of at least __ Calendar Years; and

20.1.D.5 Comply with the laws applicable to such Party.

20.1.E  Each Party must be able to rely on the adequacy of the other Parties' system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other information concerning operations and/or activities under this Agreement.

20.1.F  Each Party shall promptly respond in reasonable detail to any reasonable request from any other Party concerning a notice sent by such Party under Article 20.1.B and shall furnish applicable documentary support for such Party's response, including showing such Party's compliance with the undertakings set out in Article 20.1.A and Article 20.1.D, except that such Party shall not be obligated to disclose to the other Parties any information that would be considered legally privileged.

20.2     Conflicts of Interest

20.2.A  Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties concerning activities contemplated under this Agreement.

20.2.B  The provisions of the preceding paragraph shall not apply to:

20.2.B.1  Operator's performance that is in accordance with the local preference laws or policies of the Government; or

20.2.B.2  Operator's acquisition of products or services from an Affiliate, or the sale of products to an Affiliate, made under this Agreement.

20.2.C Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party.

20.3     Public Announcements

20.3.A  Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that no public announcement or statement shall be issued or made unless, before its release, all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two (2) Parties that are not Affiliates of Operator holding fifty percent (50%) or more of the Participating Interests not held by Operator or its Affiliates has been obtained. If a public announcement or statement becomes necessary or desirable because of danger to, or loss of, life, damage to property or pollution resulting from activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but Operator shall promptly furnish all the Parties with a copy of such announcement or statement.

20.3.B  If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless, before the release of the public announcement or statement, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) Parties which are not Affiliates holding fifty percent (50%) or more of the Participating Interests not held by such announcing Party or its Affiliates; provided that, despite any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules, or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Article 15.2.

20.4     Successors and Assignees

Subject to the limitations on Transfer contained in Article 12, this Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Parties.

20.5     Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released, or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release, or modify such right.

20.6     No Third Party Beneficiaries

Except as provided under Article 4.6.B, the interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract.

20.7     Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

20.8     Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

20.9     Counterpart Execution

This Agreement may be signed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have signed a counterpart. For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature of such page by the respective Party, attach each signed signature page to a counterpart.

20.10     Entirety

This Agreement, including any attachments, constitutes the entire agreement of the Parties, supersedes all prior representations, understandings and negotiations of the Parties relating to the subject matter of this Agreement, and except as set out in Article 20.8, may not be modified except by a written amendment signed by all Parties.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative's signature.

Hydrocarb Namibia Energy Corporation By: __/s/ Kent P. Watts Kent P. Watts Title: Chief Executive Officer Date:___9/5/2012	Namibia Exploration, Inc. By: __/s/ Jeremy Driver Jeremy Driver Title: Chief Executive Officer Date:__9/6/2012

EXHIBIT A
ACCOUNTING PROCEDURE

To be presented by HNEC to the Operating Committee and upon approval for attachment hereto.

EXHIBIT B
CONTRACT AREA

Pursuant to the Contract Page 66-67, ANNEXURE 1.

EXHIBIT C
INSURANCE

To be provided as required by the Contract, the Petroleum Code of Namibia, and International oil and gas standards.

EXHIBIT D
LIFTING PROCEDURE

To be determined and adopted by the requirements of Namibia's Laws, the Contract, and good international standards within 30 days of the first production coming online.

EXHIBIT E
DECOMMISSIONING PROCEDURES

To be adopted according to the laws of Namibia, the Contract, and good international oil field standards, by the Operating Committee within 30 days after the first well is placed into production.

EXHIBIT F

FORM OF CERTIFICATE OF ANTI-BRIBERY COMPLIANCE

[Certifying Party Letterhead]

To: [___________________], [___________________], [.___________________], and [___________________.]

Re:     Annual Certification

Dear Sir,

Pursuant to Article 20.1.G of the Joint Operating Agreement dated [___________________.] among [___________________], [___________________], [___________________], and [___________________] ("Agreement"), the undersigned hereby confirms that throughout the twelve (12) months ending 31st December [___________________], [Certifying Party], its Affiliates and their respective directors, officers, employees and personnel , have complied with their warranties and covenants set out in Article 20.1.A of the Agreement.

The certificate is issued by the undersigned duly authorized representative for and on behalf of [Certifying Party] after having made due enquiry as to the matters set out above, but without personal liability on the part of such authorized representative.

Yours faithfully,

Name and Title:. _________________________________________________________.

[an executive director or officer of Certifying Party]